UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Briggs & Stratton Corporation

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BRIGGS & STRATTON CORPORATION

12301 WEST WIRTH STREET

WAUWATOSA, WISCONSIN 53222

Notice of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of BRIGGS & STRATTON CORPORATION, a Wisconsin corporation, will be held at the Country Music Hall of Fame and Museum, 222 Fifth Avenue South, Nashville, TN 37203 on Wednesday, October 21, 2009, at 9:00 a.m. Central Daylight Time, for the following purposes:

(1)	To elect three directors to serve for three-year terms expiring in 2012;

(2)	To ratify the selection of PricewaterhouseCoopers LLP as the company’s independent auditors;

(3)	To ratify the Rights Agreement as amended by the Board of Directors on August 12, 2009;

(4)	To approve the amended and restated Briggs & Stratton Corporation Incentive Compensation Plan; and

(5)	To take action on any other matters brought before the meeting appropriate for consideration by the shareholders of a Wisconsin corporation at an annual meeting.

By order of the Board of Directors.

Wauwatosa, Wisconsin

September 10, 2009

ROBERT F. HEATH, Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on October 21, 2009. The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com or www.briggsandstratton.com/proxy.

Your vote is important to ensure that a majority of the stock is represented. You may vote using the Internet, by telephone, or by returning the enclosed proxy card in the envelope provided. Instructions for voting via the Internet or by telephone are included on your proxy card.

The Country Music Hall of Fame and Museum is located in Nashville, approximately 7 miles from the Nashville International Airport.

Proxy Statement

* * * * *

GENERAL INFORMATION

This proxy statement relates to the solicitation of proxies by the Board of Directors of Briggs & Stratton Corporation (“Briggs & Stratton” or the “company”) to be used at the Annual Meeting of Shareholders and any adjournments. The meeting will be held on October 21, 2009 at the Country Music Hall of Fame and Museum, 222 Fifth Avenue South, Nashville, TN 37203. Briggs & Stratton’s principal executive offices are located at 12301 West Wirth Street, Wauwatosa, Wisconsin 53222. This proxy statement and the form of proxy will be mailed to shareholders on or about September 10, 2009.

Who Can Vote?

Shareholders of record at the close of business on August 24, 2009 are entitled to notice of and to vote at the meeting. On August 24, 2009, Briggs & Stratton had outstanding 50,002,339 shares of $.01 par value common stock entitled to one vote per share.

How Do I Vote?

You may vote in person or by properly appointed proxy. You may cast your vote by returning your signed and dated proxy card, or by voting electronically. You have the option to vote by proxy via the Internet or toll-free touch-tone telephone.

Instructions to vote electronically are listed on your proxy card or on the information forwarded by your bank or broker. These procedures are designed to authenticate your identity as a shareholder and to allow you to confirm that your instructions have been properly recorded. If you vote over the Internet, you may incur costs that you will be responsible for such as telephone and Internet access charges. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Daylight Time on October 20, 2009.

You may revoke your proxy by voting in person at the meeting, by written notice to the Secretary, or by executing and delivering a later-dated proxy via the Internet, or by telephone or by mail, prior to the closing of the polls. Attendance at the meeting does not in itself constitute revocation of a proxy. All shares entitled to vote and represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given, the proxies will be voted as the Board of Directors recommends.

How Are Votes Counted?

A majority of the votes entitled to be cast on each matter, represented either in person or by proxy, will constitute a quorum with respect to the matter. If a quorum exists, the affirmative vote of a majority of the votes represented in person or proxy at the meeting is required for the election of directors, to ratify the selection of independent auditors and the Rights Agreement, and to approve the amended and restated Incentive Compensation Plan, provided that the total votes cast on the Plan represents over 50% of the shares entitled to vote on the Plan. A vote withheld from the election of directors or an abstention with respect to the other proposals will count toward the quorum requirement and will have the effect of a vote against the matter being voted on. Broker non-votes will be disregarded for purposes of determining the number of votes cast and will have no effect on the outcome of the vote.

Who Pays For This Proxy Solicitation?

Briggs & Stratton pays for the cost of solicitation of proxies. Solicitation is made primarily by mail. Some solicitation may be made by regular Briggs & Stratton employees, without additional compensation, by telephone, facsimile, or other means of communication, or in person. In addition, Briggs & Stratton has retained Broadridge Financial Solutions, Inc. to assist in its proxy solicitation efforts, at a fee anticipated not to exceed $7,500 plus reasonable out-of-pocket expenses.

What If Other Matters Come Up At The Annual Meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.

ITEM 1:	ELECTION OF DIRECTORS

The Board of Directors of Briggs & Stratton is divided into three classes. The term of office of each class ends in successive years. Three directors are to be elected to serve for a term of three years expiring in 2012. Six directors will continue to serve for the terms designated in the following table. All directors are elected subject to the Bylaw restriction that they may not serve beyond the annual meeting following attainment of age 72.

The proxies received in response to this solicitation will be voted for the election of the nominees named below. If any nominee is unable to serve, the proxies may be voted for a substitute nominee selected by the Board of Directors.

GENERAL INFORMATION ABOUT THE NOMINEES AND DIRECTORS

Name, Age, Principal Occupation for Past Five Years and Directorships	Year First Became a Director
Nominees for Election at the Annual Meeting (Class of 2012):

ROBERT J. O’TOOLE, 68 (3) (4)	1997

Retired. Chairman of the Board and Chief Executive Officer of A.O. Smith Corporation, a diversified manufacturer whose major products include electric motors and water heaters, from 1992-2005. Director of FM Global, Marshall & Ilsley Corporation and A.O. Smith Corporation.

JOHN S. SHIELY, 57 (3) (5)	1994

Chairman (2003) and Chief Executive Officer of Briggs & Stratton. Director of Marshall & Ilsley Corporation, Quad/Graphics, Inc., The Scotts Miracle-Gro Company and Cleveland Rock & Roll, Inc. (corporate board of the Rock & Roll Hall of Fame and Museum). Mr. Shiely will retire as Chief Executive Officer of Briggs & Stratton on December 31, 2009.

CHARLES I. STORY, 55 (1) (4)	1994
President of ECS Group, Inc., an executive development company. President and Chief Executive Officer, INROADS, Inc. 1993-2005. Advisory Director of Regions Bank.

Footnotes (1), (2), (3), (4) and (5) are on page 3.

Name, Age, Principal Occupation for Past Five Years and Directorships	Year First Became a Director
Incumbent Directors (Class of 2011):

MICHAEL E. BATTEN, 69 (1) (3)	1984
Chairman and Chief Executive Officer of Twin Disc, Incorporated, a manufacturer of power transmission equipment. Director of Twin Disc, Incorporated and Walker Forge, Inc.

KEITH R. McLOUGHLIN, 53 (1) (2)	2007

Chief Operations Officer Major Appliances, AB Electrolux. President, Electrolux Home Products North America and Latin America, a manufacturer of major home appliances 2004-2009. President, Electrolux Home Products North American 2003-2004.

BRIAN C. WALKER, 47 (2) (4)	2002
President and Chief Executive Officer of Herman Miller, Inc., a global provider of office furniture and services. President and Chief Operating Officer 2003-2004. Director of Herman Miller, Inc.

Incumbent Directors (Class of 2010):

WILLIAM F. ACHTMEYER, 54 (1) (2)	2003
Chairman, Managing Partner, President and Chief Executive Officer of The Parthenon Group LLC, a leading strategic advisory and principal investment firm.

DAVID L. BURNER, 70 (2) (3)	2000
Retired. Chairman and Chief Executive Officer of Goodrich Corporation, an aircraft systems and services company, from 1997-2003.

TODD J. TESKE, 44	2009

President and Chief Operating Officer of Briggs & Stratton. Executive Vice President and Chief Operating Officer 2005-2008. Executive Vice President and President – Briggs & Stratton Power Products Group, LLC 2003-2005. Mr. Teske will become President and Chief Executive Officer of Briggs & Stratton on January 1, 2010.

Committee Membership: (1) Nominating & Governance, (2) Compensation, (3) Executive, (4) Audit. (5) Mr. Shiely’s brother Vincent R. Shiely is Senior Vice President & President – Yard Power Products Group of Briggs & Stratton.

CORPORATE GOVERNANCE

The Board of Directors is responsible for providing oversight of the affairs of the company for the benefit of shareholders. The Board has approved charters for the Audit, Compensation, and Nominating & Governance Committees that are reviewed annually by each committee, corporate governance guidelines, a code of business conduct and ethics applicable to all directors, officers and employees, and standards for determining the independence of directors. These documents are available in the Investor Relations section of the company’s website (www.briggsandstratton.com), and printed copies are available upon request to the Secretary.

Director Selection Criteria. The Nominating & Governance Committee recommends nominees for director whose background, knowledge, experience, expertise and perspective will complement the qualifications of other directors and strengthen the Board. Nominees must meet the following minimum criteria:

•	A strong commitment to integrity

•	Common sense and good judgment

•	Relevant professional or business knowledge

•	A record of accomplishment in prior positions

•	The time and interest to attend and participate in Board meetings

Director Independence. A majority of directors must meet the criteria for independence established by the Board in accordance with the rules of the New York Stock Exchange. A director will not qualify as independent unless the Board determines that the director has no material relationship with the company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company. On the recommendation of the Nominating & Governance Committee, the Board has adopted the following categorical standards to form the basis for the Board’s independence determinations.

•

The Board makes determinations of director independence based on all relevant facts and circumstances concerning a director’s relationships with the company, including commercial, banking, consulting, charitable and family relationships. The Board shall not consider a director to be independent if the director has a relationship with the company that prevents independence under the NYSE rules.

•

The following commercial and charitable relationships will be considered to be immaterial relationships that do not impair a director’s independence: (1) the director or an immediate family member is an officer, employee, partner or significant owner of a company or organization that makes payments to, or receives payments from, Briggs & Stratton for property or services in an amount which, in any single fiscal year, is less than the greater of $500,000 or 1% of such other company’s consolidated gross revenues, and (2) the director is an officer, director or trustee of a charitable organization which receives contributions from Briggs & Stratton and the Briggs & Stratton Corporation Foundation, Inc. that aggregate less than the greater of $500,000 or 1% of such organization’s consolidated gross revenues in any single fiscal year out of the preceding three fiscal years.

In August 2009, the Nominating & Governance Committee and the Board evaluated the relationships between each director and the company and determined that Messrs. Achtmeyer, Batten, Burner, McLoughlin, O’Toole, Story and Walker are independent. Additionally, Mary K. Bush, who resigned as a director effective upon the conclusion of the Board’s quarterly meeting on April 15, 2009, was previously determined to be an independent director. The Committee and the Board have also determined that Messrs. O’Toole, Story and Walker meet the requirements established by the U.S. Securities and Exchange Commission for independence of audit committee members.

Director Selection Procedures. The Nominating & Governance Committee selects director nominees in accordance with the following procedures:

•	Review the qualifications of existing Board members

•	Determine qualifications desired in new director(s)

•	Solicit suggestions from the Chief Executive Officer and directors on potential candidates

•	Consider candidates recommended by security holders

•	Retain search consultant as needed to identify candidates

•	Evaluate qualifications of all candidates recommended for consideration

•	Contact preferred candidate(s) to assess their interest

•	Interview preferred candidate(s) to assess their qualifications

•	Recommend candidate(s) for consideration by the Board

The Committee will consider recommendations from shareholders concerning the nomination of directors. Recommendations should be submitted in writing to the Secretary of the company and state the shareholder’s name and address, the name and address of the candidate, and the qualifications of and other detailed background information regarding the candidate. Recommendations must be received not later than 120 calendar days preceding the date of release of the prior year’s proxy statement. The direct nomination of a director by shareholders must be made in accordance with the advance written notice requirements of the company’s Bylaws. A copy of the Bylaws may be obtained from the company’s Secretary. For consideration at the 2010 annual meeting, direct nominations must be received by the Secretary no earlier than July 2, 2010 and no later than July 27, 2010.

Board Meetings. The Board has regularly-scheduled quarterly meetings, two meetings per year where non-management directors of the Board meet alone in executive session, and special meetings. Mr. Shiely as Chairman of the Board presides at the regularly-scheduled Board meetings and special meetings, and Mr. Batten as Chairman of the Nominating & Governance Committee presides at the executive sessions. In fiscal year 2009, the Board held 4 regular meetings, 3 executive sessions and no special meetings.

Meeting Attendance. Directors are expected to attend the annual meeting of shareholders and all regularly-scheduled Board meetings. All directors attended the October 2008 annual meeting of shareholders, and all directors attended at least 75% of all meetings of the Board and the committee(s) on which he served during fiscal year 2009.

Board Committees. The Board has established four committees to assist it in fulfilling its responsibilities. Each committee member is nominated by the Nominating & Governance Committee and appointed by the Board.

Audit Committee. The Audit Committee is composed of Messrs. O’Toole (chair), Story and Walker. Each member of the Committee has been determined by the Board to be independent under the rules of the SEC and NYSE and to be an audit committee financial expert under SEC rules. The Committee held 8 meetings during fiscal year 2009.

The Audit Committee is a separately designated committee of the Board, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee’s primary duties and responsibilities are to (1) monitor the integrity of the company’s financial statements and review with the independent accountants the audited financial statements and their report, (2) retain independent public accountants to audit the company’s books and accounts, (3) oversee the independence and performance of the company’s internal and external auditors, (4) review and approve non-audit services performed by the independent public accountants, (5) review the accountants’ recommendations on accounting policies and internal controls, (6) review internal accounting and auditing procedures, and (7) monitor the company’s compliance with legal and regulatory requirements, including compliance by and the grant of any waivers to directors, officers and employees with respect to the company’s code of business conduct and ethics. The Committee may delegate pre-approval authority concerning audit and non-audit services to the chair of the Committee, which if exercised shall be reported to the Committee at its next scheduled meeting.

Compensation Committee. The Compensation Committee is composed of Messrs. Burner (chair), Achtmeyer, McLoughlin and Walker. Each member has been determined by the Board to be independent under the rules of the NYSE. The Committee held 6 meetings during fiscal year 2009 with an executive session at one of the meetings.

The Compensation Committee (1) reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance and sets the CEO’s compensation, (2) reviews and sets the salaries of all other executive officers, (3) reviews and recommends to the Board the adoption or amendment of compensation and benefit plans and programs maintained for the executive officers and other key employees, (4) administers the company’s incentive compensation plans for senior executives, (5) reviews the company’s management succession plan, (6) reviews and recommends to the Board the compensation of directors, and (7) prepares an annual report on executive compensation for inclusion in the proxy statement.

The CEO attends Committee meetings and makes recommendations to the Committee concerning the base salaries of all subordinate officers. The Vice President – Human Resources and the Secretary of the company also attend Committee meetings. They prepare meeting agendas for approval of the Chairman of the Committee, furnish compensation data to the Committee and its consultants, and prepare analyses and documentation concerning compensation plans and benefit plans as directed by the Committee. Neither the CEO nor any other company officer or employee attends the periodic executive sessions of the Committee.

Hewitt Associates LLC has been retained by the Committee to provide it with executive compensation data and advice. Hewitt Associates generally conducts a study of total compensation at comparator group companies approved by the Committee every two years, updates its most recent study in the following year, and periodically provides the Committee with tally sheets and other compilations of executive compensation. The Committee monitors the scope and size of any work Hewitt Associates performs for management in order to assure itself of the consultant’s continuing independence from management.

The Compensation Committee took action on matters affecting fiscal year 2009 executive compensation on the following dates:

Date	Committee Action
April 17, 2007	Approved elements of 2008 EVA Incentive Compensation Plan:
Participants
Target incentive awards
Individual performance factors
Cost of capital for calculating EVA
August 14, 2007	Set salaries for July – August 2008
April 15, 2008	Approved elements of 2009 EVA Incentive Compensation Plan
August 12, 2008	Approved August 19, 2008 grant date for bonus and stock awards
Approved elements of Powerful Solution Incentive Compensation Plan
Set salaries for September 2008 – June 2009
August 11, 2009	Approved August 18, 2009 grant date for bonus and stock awards

The Committee reviews director compensation every two years at the Committee’s October meeting. The Committee makes recommendations to the Board based on data provided by Hewitt Associates and recommendations from the consultant and the CEO. The Committee reviewed director compensation in October 2007 and, based on the Committee’s recommendation, the Board of Directors modified the compensation provided to nonemployee directors. An explanation of the compensation arrangements for nonemployee directors is located below in the Director Compensation section of the proxy statement.

Nominating & Governance Committee. The Nominating & Governance Committee is composed of Messrs. Batten (chair), Achtmeyer, McLoughlin and Story. Each member has been determined by the Board to be independent under the rules of the NYSE. The Committee held 4 meetings during fiscal year 2009.

The Nominating & Governance Committee (1) proposes to the Board a slate of nominees for election by the shareholders at the annual meeting and recommends prospective director candidates in the event of the resignation, death or retirement of directors or change in Board composition requirements, (2) reviews candidates recommended by shareholders for election to the Board, (3) develops plans regarding the size and composition of both the Board and Committees, and (4) monitors and makes recommendations to the Board concerning corporate governance matters.

Executive Committee. The Executive Committee is composed of Messrs. Batten, Burner, O’Toole and Shiely. The Committee is authorized to exercise the authority of the Board in the management of the business and the affairs of the company between meetings of the Board, except as provided in the Bylaws. The Committee held 8 meetings during fiscal year 2009.

Communication with Directors. The Board has established a process for interested parties to communicate with the Board, its non-management directors as a group or its presiding director. Such communications should be addressed to the Secretary of the company, who will forward the communication directly to the presiding director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table presents the names of persons known to Briggs & Stratton to be the beneficial owners of more than 5% of the outstanding shares of its common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Barclays Global Investors, N.A. 400 Howard Street San Francisco, CA 94105	5,538,450	(a)	11.12%

Cooke & Bieler, L.P. 1700 Market Street, Suite 3222 Philadelphia, PA 19103	3,093,210	(b)	6.20%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	3,817,360	(c)	7.66%

FMR LLC 82 Devonshire Street Boston, MA 02109	6,871,273	(d)	13.79%

(a)	Barclays Global Investors, N.A. reports that as of December 31, 2008 it had sole voting with respect to 4,713,625 shares and sole dispositive power with respect to 5,538,450 shares.

(b)	Cooke & Bieler, L.P., reports that as of December 31, 2008 it had shared voting power with respect to 1,751,160 shares and shared dispositive power with respect to 3,026,810 shares.

(c)	Dimensional Fund Advisors LP reports that as of December 31, 2008 it had sole voting with respect to 3,723,682 shares and dispositive power with respect to 3,817,360 shares.

(d)	FMR LLC reports that as of December 31, 2008 it had sole dispositive power with respect 6,871,273 shares.

Amounts for 5% shareholders are reporting as of the date such shareholders reported such holdings in filings under the Securities Exchange Act of 1934 unless more recent information was provided. Beneficial ownership is determined in accordance with SEC Rule 13d-3 for purposes of this Proxy Statement. It is not necessarily to be construed as beneficial ownership for other purposes.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of shares of common stock of Briggs & Stratton by each director, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group as of August 24, 2009.

	Number of Shares Beneficially Owned		Percent of Class	Nature of Beneficial Ownership
Directors and Executive Officers				Sole Voting and Investment Power	Shared Voting and Investment Power	Sole Voting Power Only
William F. Achtmeyer	30,236	(a)(c)	*	30,236	0	0
Michael E. Batten	39,100	(a)(c)	*	39,100	0	0
James E. Brenn	331,064	(a)(b)(f)	*	203,673	127,391	0
David L. Burner	57,151	(a)(c)	*	57,151	0	0
Keith R. McLoughlin	10,332	(c)	*	10,332	0	0
Robert J. O’Toole	39,519	(a)(c)	*	39,519	0	0
William H. Reitman	135,737	(a)	*	108,921	0	26,816	(e)
Thomas R. Savage	230,766	(a)(f)	*	212,069	0	18,697	(e)
Michael D. Schoen	106,861	(a)(f)	*	106,853	8	0
John S. Shiely	1,571,896	(a)(d)(f)	3.0	971,896	600,000	0
Charles I. Story	38,374	(a)(c)	*	37,385	989	0
Todd J. Teske	930,678	(a)(b)(d)	1.8	174,193	700,000	56,485	(e)
Brian C. Walker	34,995	(a)(c)	*	34,995	0	0
All directors and executive officers as a group (20 persons including the above named persons)	4,391,337	(a)(b)(c) (d)(e)(f)	8.4

*	Less than 1%.

(a)	Includes shares issuable pursuant to stock options exercisable within 60 days for Mr. Achtmeyer (18,000 shares), Mr. Batten (22,000 shares), Mr. Brenn (192,800 shares), Mr. Burner (22,000 shares), Mr. O’Toole (22,000 shares), Mr. Reitman (104,736 shares), Mr. Savage (194,312 shares), Mr. Schoen (100,737), Mr. Shiely (857,881 shares), Mr. Story (22,000 shares), Mr. Teske (158,214 shares), Mr. Walker (22,000 shares), and all directors and executive officers as a group (2,220,910 shares).

(b)	Includes 100,000 shares in the Briggs & Stratton Retirement Plan. Mr. Brenn and Mr. Teske share beneficial ownership of these shares through joint voting and investment power.

(c)	Includes deferred stock and common share units acquired through deferral of director fees under the Deferred Compensation Plan for the following Directors: Messrs. Achtmeyer – 9,932; Batten – 10,925; Burner – 10,925 shares and 21,026 common share units; McLoughlin – 9,932; O’Toole – 11,919; Story – 10,595; and Walker – 10,595.

(d)	Includes 600,000 shares in the Briggs & Stratton Corporation Foundation, Inc. Mr. Shiely and Mr. Teske share beneficial ownership through joint voting and investment power.

(e)	Certain executive officers hold shares of restricted stock (included in table above) over which the holders have sole voting but no investment power as indicated: Mr. Reitman (26,816 shares), Mr. Savage (18,697 shares), Mr. Teske (56,485 shares), and all directors and executive officers as a group (227,583 shares).

(f)	Certain executive officers also hold deferred shares of the company common stock under the company’s Incentive Compensation Plan as indicated: Mr. Brenn (34,644 shares), Mr. Savage (15,236 shares), Mr. Schoen (32,114 shares), Mr. Shiely (147,393 shares), and all directors and executive officers as a group (345,825 shares). Deferred shares are intended to reflect the performance of company common stock and are payable in common stock, but these shares have no voting rights and are not included in the number of shares reflected in the “Number of Shares Beneficially Owned” column in the table above. The company lists them in this footnote because they represent an additional economic interest of the officers tied to the performance of company common stock.

This beneficial ownership information is based on information furnished by the directors and executive officers. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 for purposes of this Proxy Statement. It is not necessarily to be construed as beneficial ownership for other purposes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Briggs & Stratton directors and certain officers, and persons who beneficially own more than 10% of Briggs & Stratton common stock to file reports of their ownership of Briggs & Stratton common stock and of changes in such ownership with the U.S. Securities and Exchange Commission. Based on the information provided by the reporting persons, all applicable reporting requirements for fiscal 2009 were accomplished in a timely manner.

ITEM 2:	RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected the public accounting firm of PricewaterhouseCoopers LLP as the company’s independent auditors for the current fiscal year ending June 27, 2010. The Committee has directed that management submit the selection of independent auditors for ratification by the shareholders at the annual meeting.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the company’s independent auditors is not required by the Bylaws or otherwise. However, the Committee and Board are submitting the selection of PricewaterhouseCoopers LLP for ratification because they value the shareholders’ views on the company’s independent auditors. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may direct the appointment of a different independent accounting firm at any time during the year if the Committee determines that such a change would be in the best interests of the company and its shareholders.

A representative of PricewaterhouseCoopers LLP will be present at the October 2009 annual meeting. The representative will have the opportunity to make a statement and respond to appropriate questions.

The Audit Committee and Board recommend a vote FOR this proposal.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of three nonemployee directors. The Committee acts under a written charter adopted by the Board of Directors, which is available on the company’s website. The Board has determined that each member of the committee is independent under the rules of the U.S. Securities and Exchange Commission (“SEC”) and the New York Stock Exchange, and is an audit committee financial expert under SEC rules.

Management has the primary responsibility for the financial statements, the reporting process and assurance for the adequacy of controls. Briggs & Stratton’s independent auditors are responsible for expressing an opinion on the conformity of Briggs & Stratton’s audited financial statements to accounting principles generally accepted in the U.S., and expressing an opinion as to whether the company has maintained effective internal control over financial reporting and whether those controls are effective. The Audit Committee is responsible for monitoring and overseeing these processes on behalf of the Board of Directors.

In this context, the Audit Committee has reviewed and discussed Briggs & Stratton’s audited financial statements with management and PricewaterhouseCoopers LLP (“PWC”), the company’s independent auditors. The Audit Committee has discussed with PWC the matters related to the conduct of the audit required to be discussed pursuant to Statement on Auditing Standards No. 114, “The Auditor’s Communication With Those Charged With Governance” and SEC Regulation S-X, Rule 2-07, “Communication with Audit Committees.” The Audit Committee also discussed with PWC the quality and adequacy of the company’s internal controls, especially those related to financial reporting. In addition, the Audit Committee received from PWC the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communication with the Audit Committee concerning independence, and discussed with them matters relating to their independence.

The Audit Committee has discussed with the company’s internal audit director his evaluation of the company’s internal accounting controls and the overall quality of the company’s financial reporting.

In reliance on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2009 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors.

Robert J. O’Toole, Chairman

Charles I. Story

Brian C. Walker

INDEPENDENT AUDITORS’ FEES

Briggs & Stratton retained PricewaterhouseCoopers LLP to provide audit services for fiscal year 2009 and 2008. The firm billed the following fees for the respective periods:

	2009	2008
Audit Fees	$862,100	$872,700
Audit-Related Fees	4,300	3,000
Tax Fees	137,600	125,400
All Other Fees	—	—

Total Fees	$1,004,000	$1,001,100

The 2009 and 2008 Audit-Related Fees are for an agreed-upon procedures report related to required reporting to the Wisconsin Department of Natural Resources. Tax Fees for 2009 and 2008 include fees for tax compliance reviews and the preparation of tax returns. The Audit Committee has considered whether the independent auditors’ provision of services other than audit services is compatible with maintaining auditor independence.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors consists of four directors, each of whom has been determined by the Board to be independent under the rules of the New York Stock Exchange.

Management of the company prepared the following Compensation Discussion and Analysis (“CD&A”) for fiscal year 2009. The Committee reviewed and discussed the CD&A with management and the Board of Directors.

Based on the review and discussions with management, the Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.

David L. Burner, Chairman

William F. Achtmeyer

Keith R. McLoughlin

Brian C. Walker

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives and Elements

The objectives of the Compensation Committee in determining executive compensation are to (1) attract and retain key individuals who are important to the continued success of Briggs & Stratton and its operating units, and (2) provide strong financial incentives, at reasonable cost to the shareholders, for senior management to enhance the value of the shareholders’ investment.

The elements of compensation that the Committee uses to accomplish these objectives include base salaries, cash bonuses, long-term incentives comprising premium-priced stock options, restricted stock and deferred stock, retirement plans and deferred compensation plans, and employment and change in control agreements. Base salaries are based on the value of the job and the amount required to attract and retain key executives. Bonuses and long-term incentives are based on: (1) the company’s or operating division’s financial performance as measured by improvement in economic value added (“EVA”), which is net operating profit after taxes, less a capital charge, and (2) the achievement of performance goals that will contribute to the long-term consolidated financial results of the company. The capital charge referenced in the preceding sentence is the weighted average cost of (1) equity capital based on a 10-year Treasury Bond yield plus the product of a historical equity risk premium and the business risk index for Briggs & Stratton, and (2) debt capital equal to the actual after-tax cost to the company of its debt.

EVA improvement is used as a key measurement in the company’s incentive compensation plans because EVA is considered to be a financial performance measure closely correlated with increases in shareholder value. The annual target incentive award for each senior executive under the EVA-based plan includes equal dollar amounts for a bonus, restricted or deferred stock award, and stock option award. The annual target incentive award under the performance goal plan equals the target bonus under the EVA-based plan. Retirement plans and other fringe benefits are intended to be competitive relative to other companies.

The company’s compensation plans are designed generally to ensure tax deductibility of compensation paid under the plans. This includes compliance with Section 162(m) of the Internal Revenue Code, which limits the company’s tax deduction for an executive’s compensation to $1 million unless certain conditions are met. For fiscal year 2009, all compensation provided to all executives was tax deductible to the company with the exception of $32,000 in base salary provided to Mr. Shiely.

EVA® is a registered trademark of Stern Stewart & Co.

Base Salaries

The Compensation Committee believes that base salary is the leading indicator of the value of a particular job. In order to attract and retain superior value creators, the Committee’s philosophy is generally to target base salaries for officers to be between the 50th and 75th percentile of a comparable group of companies, with individual salaries based on level of responsibility and individual performance. The Committee reviews these salaries at the beginning of each fiscal year and sets revised salaries effective September 1.

In August 2008, when the Committee set executive salaries Hewitt Associates provided the Committee with compensation data based on a comparator group of 22 companies. These companies were in the same general sales dollar size range and broad industry sector as Briggs & Stratton. The group recommended by Hewitt and approved by the Committee consisted of Ametek Inc., Ball Corporation, The Black & Decker Corporation, BorgWarner Inc., Brunswick Corporation, Cameron International Corporation, Cummins, Inc., Fleetwood Enterprises, Flowserve Corporation, H. B. Fuller Company, Graco Inc., Harley-Davidson Motor Company Inc., Joy Global Inc., Kennametal Inc., Lennox International Inc., Herman Miller, Inc., Polaris Industries Inc., Rockwell Collins Inc., Ryerson Inc., The Scotts Miracle-Gro Company, Teradyne, Inc. and Valmont Industries, Inc.

In its annual salary reviews, the Committee determined that the salaries it established would achieve the Committee’s goals described above. In August 2008, the CEO’s salary was 6% above the 50th percentile and was increased by 5%, while some of the salaries of the other executives named in the Summary Compensation Table were above and some below the 50th percentile and were increased by 2.2% to 8%.

The significant deterioration of the economy that began in late 2008 and continued into 2009 has caused the company to undertake multiple cost control initiatives. These include reducing the salaries of all officers by 10% effective July 1, 2009.

Incentive Compensation

A. Economic Value Added Incentive Compensation Plan

Cash Bonuses. All officers and certain other salaried employees participate in the company’s Economic Value Added Incentive Compensation Plan, which is referred to below as the EVA Plan. Target cash bonuses under the EVA Plan are determined by reference to bonus opportunities customarily provided by comparable companies to executives having similar responsibilities. Target bonus opportunities expressed as a percentage of base salary for the executives named in the Summary Compensation Table are consistent with the 50th percentile of the comparator group of companies. Actual bonuses are calculated by comparing the company’s actual EVA to its target EVA during the relevant performance period. Designated senior executives also receive one third of any positive balance in their Bonus Bank account at the end of the fiscal year.

For fiscal year 2009, the target bonus for Mr. Shiely as Chief Executive Officer was 100% of his base salary, 80% for Mr. Teske as Chief Operating Officer, and 60% for the other executives named in the Summary Compensation Table. The company’s target EVA was negative $88.6 million (an improvement of $30.5 million over the actual EVA for 2008), the actual EVA was negative $100.8 million (an improvement of $18.3 million over the actual EVA for 2008), and the company performance factor as calculated in the EVA Plan was 0.60. As a result, cash awards were made under the EVA Plan to the executives named in the Summary Compensation Table with respect to fiscal year 2009.

Bonus Bank Account Balances. The Bonus Bank applies to senior executives designated by the Compensation Committee under the EVA Plan. The essential purpose of the Bonus Bank is to reserve a portion of cash bonuses that would be paid above target for future payment when financial performance is sustained and, when financial performance is below certain levels, to deduct such performance from future cash bonus awards.

Annually, each designated executive receives one third of any positive balance in his or her Bonus Bank account in addition to any other bonus paid by the company. The EVA Plan contains rules for calculating Bonus Bank account balances. The rules are summarized below in the Cash and Stock Awards section of the Compensation Tables. The rules require that EVA performance be sustained for several years to ensure full payout of accrued bonuses, while maintaining financial incentives for senior executives to exceed targeted performance when they have substantial Bonus Bank deficits.

On termination of employment due to death, disability or retirement, a participant’s Bonus Bank account balance is paid to the terminating senior executive or his or her designated beneficiary or estate. Senior executives who voluntarily leave to accept employment elsewhere or who are terminated for cause forfeit any positive available account balance. A senior executive is not expected to repay negative balances upon termination or retirement.

At the end of fiscal year 2009, the Bonus Bank account balance for each executive named in the Summary Compensation Table was negative, and so no payments were made from the bank to any of the executives.

Stock Incentives. The Compensation Committee awards restricted stock, deferred stock and stock options to senior executives under a program designed to align the interests of the executives to the long-term consolidated financial results of the company. Restricted or deferred stock is meant to strengthen the alignment of executives with shareholders, motivate the creation of shareholder value and preserve the value of the company. While such stock awards promote the retention of key talent, the awards are contingent on performance of the company under the EVA Plan. Stock options encourage a high performance focus and alignment with shareholders since value is only realized if the stock price increases.

The stock program provides that an executive can receive two stock awards each year: restricted and/or deferred stock equal in value to the executive’s actual cash bonus under the EVA Plan for the completed fiscal year, and stock options equal in value to the executive’s target bonus under the EVA Plan for the completed fiscal year. The exact number of stock options awarded is determined by dividing the dollar amount of each senior executive’s target bonus under the EVA Plan by the Black-Scholes value of an option on a share of the company’s common stock based on its fair market value on the date of the grant. The mix of stock incentives and their terms are intended to strengthen the alignment with shareholders, facilitate the retention of key talent, promote stock ownership by senior executives, and relate restricted and deferred stock awards to the company’s financial performance.

Restricted and deferred stock awards vest five years after the date of grant. Stock options include incentive stock options, which are defined under and subject to Section 422 of the Internal Revenue Code, and non-qualified stock options. Stock options are premium-priced – they have an exercise price set 10% above the fair market value of the company’s stock on the date the stock option is granted. Stock options become exercisable three years after the date of grant and expire upon the optionee’s termination of employment for cause, one year following termination of employment due to death, three years following termination due to retirement or disability, or three months after termination of employment for any other reason. However, in no event may any stock option continue longer than its maximum term set by the Compensation Committee at the time of grant, which is currently five years but in past years was seven years or ten years. Incentive stock options retain their status only if exercised within three months following termination of employment. For fiscal year 2009, the stock program capped aggregate stock awards to all executives at 500,000 shares of restricted and deferred stock and 730,000 stock options, with any forced reduction in such awards carried forward to future years.

Stock option awards are made based on an executive’s target incentive award for the year. They create the opportunity for value based on the appreciation of the company’s stock price in future years. Alternatively, restricted and deferred stock awards are made based on an executive’s actual bonus earned for a past performance period. Value exists in the current stock price as well as the opportunity for appreciation in the stock price in future years.

Each executive named in the Summary Compensation Table was awarded stock options in August 2008 and restricted or deferred stock in August 2009. The terms of the options are described below in the

Cash and Stock Awards section of the Compensation Tables. The CEO’s stock option award in August 2008 had a grant date value of $440,522, and his deferred stock award in August 2009 had a grant date value of $619,289. The combined value of $1,059,811, when combined with the additional deferred stock award earned under the Powerful Solution Plan, resulted in his total long-term incentives being 19% below the market value of long-term incentives as reported in the August 2008 Hewitt Associates market analysis. Moreover, this award reflects the philosophy of how equity awards are determined by the company and the operation of the EVA Plan. More specifically, in order to maintain a sustainable run rate, the company has self-imposed annual limits on aggregate equity awards. The limits had the effect of reducing the value of option awards made in August 2008 from the targeted value that otherwise would have been made. The limits are not intended to reduce compensation opportunities for executives.

B. Powerful Solution Incentive Compensation Plan

This plan, referred to below as the Powerful Solution Plan, provided financial incentives for designated key employees, including all the executives named in the Summary Compensation Table, to achieve specific performance goals in fiscal year 2009. The Committee believes that achievement of the goals contributed to the long-term consolidated financial results of the company. Based on the extent to which such goals were achieved, a participant received an award of restricted or deferred stock not to exceed the value of his or her target bonus under the EVA Plan.

The performance goals and target performance established for each executive named in the Summary Compensation Table are summarized in the tables below. The goals and targets were based on the company’s business plan for fiscal year 2009, and reflect important operational and business criteria that are believed to be essential to the company’s near-term and long-term strategy. The company considers the details of this plan to be confidential and competitively sensitive information that would cause competitive harm to the company if disclosed. Also, the measures used reflect important operational and business criteria that are essential components of the company’s long-term strategy. Accordingly, summaries of the goals, targets and measures are being disclosed rather than the specific goals, targets and measures.

Each executive’s goals and targets were set at the beginning of the fiscal year based on the company’s business plan with the intent of being challenging but achievable. This plan is focused on performance and so an earned award is intended to be difficult and challenging to achieve. Goals are set with expectations of substantial results against key drivers of our long-term strategy. The performance goals are not predefined to be achieved. There is risk when the goals are set that they will not be achieved and therefore no award will be earned. At the same time, the goals are set to be achievable since to have a performance plan structured otherwise would be unproductive. As with any managerial objective, quantifying the degree of difficulty in attaining the objective is not easily done. This is even more so during a time of economic tumult when goals set under one circumstance can become markedly more difficult to achieve just a few months later.

A summary of the fiscal year 2009 performance goals and target performance that the Compensation Committee approved for Messrs. Shiely, Teske, Brenn and Savage under the Powerful Solution Plan is stated in the following table.

Business Group	Performance Goal	Target Performance
Engine Power (25%)	Close plant and relocate facilities Reduce manufacturing costs Increase purchases from low-cost suppliers Engine sales	Project completion Cost reductions Percent of total cost Market share

Yard Power (25%)	Increase facility productivity Close plant and relocate facilities Improve margins Add new dealers Product development	Improve productivity Project completion Cost targets Number of dealers New products

Home Power (25%)	Rationalize facilities Increase product margins Achieve cost reduction targets Improve product quality and delivery Introduce new brand	Project completion Cost targets Cost reductions Percent improvement Project completion

International Power (25%)	Increase sales Maintain market share Achieve integration savings	Sales volume Market share Synergy savings

After the close of fiscal year 2009, the Compensation Committee reviewed the degree to which the foregoing performance goals were achieved. The Committee determined that actual achievement equaled or exceeded the target for some goals and fell short of the target for other goals. More specifically:

Engine Power – Overall the goals as stated were achieved, and in some cases they were exceeded. The restructuring and transition of production from the Rolla, Missouri plant to Chinese and domestic operations met the targeted performance goals. Cost reduction targets and the target for purchases from low-cost suppliers were exceeded. The Group also increased market share during the year, which exceeded target performance goals.

Yard Power – Overall the goals as stated were achieved, and in some cases they were exceeded. The Group achieved placement of product at various retail locations. The restructuring of facilities was generally executed on plan. Product quality and on-time delivery goals were exceeded. Also, performance goals for the development of new products were exceeded.

Home Power – Overall the performance goal achievements exceeded threshold performance. Gross profit margins exceeded plan due to better than expected performance in several markets. Savings related to facilities rationalization exceeded the plan target. Group cost reduction targets were achieved. A new product brand was successfully introduced into the market.

International Power – Overall the performance goal achievements were below target performance. The Group exceeded performance goals for rationalizing the service delivery structure of the company’s European operations. Performance goals for increasing unit placement for existing products, targets for introducing new products, and the goals for placing new products were not achieved due to general market conditions.

Based on the foregoing, the Compensation Committee awarded each named executive 100% of his target award under the Powerful Solution Plan for fiscal year 2009. The value of the award to each named executive was as follows: Mr. Shiely $1,032,088, Mr. Teske $422,846, Mr. Brenn $241,293 and Mr. Savage $241,472. The value of each award was paid in restricted or deferred stock. The terms of the stock awards are discussed below in the Cash and Stock Awards section of the Compensation Tables.

Separate performance goals and target performance were established for Mr. Reitman because the focus of his job is sales and customer support in addition to general management. A summary of the fiscal year 2009 performance goals and target performance that the Compensation Committee approved for Mr. Reitman under the Powerful Solution Plan is stated in the following table.

Business Group	Performance Goal	Target Performance
Engine Power (45%)	Engine sales and market share	Market share
Yard Power (25%)	Placement of products	Gross margin
Home Power (30%)	Placement of product brands	Product placement

After the close of fiscal year 2009, the Compensation Committee reviewed the degree to which each of the foregoing performance goals had been achieved. The Committee determined that the sales goal for the Engine Power Group and the placement of products for the Yard Power Group were exceeded. The goal of placement of products for the Home Power Group was not achieved.

Based on the foregoing, the Compensation Committee awarded Mr. Reitman 100% of his target award under the Powerful Solution Plan for fiscal year 2009. The value of this award was $198,058, which was paid in restricted stock.

Separate performance goals and target performance were established for Mr. Schoen because the focus of his job was international business in addition to general management. A summary of the fiscal year 2009 performance goals and target performance that the Compensation Committee approved for Mr. Schoen under the Powerful Solution Plan is stated in the following table.

Business Group	Performance Goal	Target Performance
Victa Acquisition (50%)	Integration	Project completion
Briggs & Stratton (25%)	Team management	Project selection
Briggs & Stratton (25%)	Operations cost reductions	Cost reductions

After the close of fiscal year 2009, the Compensation Committee reviewed the degree to which each of the foregoing performance goals had been achieved. The Committee determined that all phases of the Victa integration plan were accomplished, and identification of cost savings related to the acquisition were at the targeted level. Active participation in the company’s business process re-engineering teams fell short of target. Identification of operational cost savings opportunities did not meet the plan threshold expectations.

Based on the foregoing, the Compensation Committee awarded Mr. Schoen 50% of his target award under the Powerful Solution Plan for fiscal year 2009. The value of this award was $82,165, which was paid in deferred stock.

The Compensation Committee has discontinued the Powerful Solution Plan for fiscal year 2010 because it achieved its objectives.

Pensions and Other Benefits

Executives participate in a defined benefit retirement plan, supplemental executive retirement plan, tax qualified 401(k) plan, and supplemental defined contribution plan. The supplemental plans provide enhanced retirement benefits that are considered necessary to retain executives and maintain aggregate compensation at competitive levels. The principal terms of the retirement plans and supplemental defined contribution plan are described below.

Retirement Plans. The company maintains a defined benefit retirement plan covering officers and other employees, except for new employees and employees of subsidiary companies. Under the plan non-bargaining unit employees located in Wisconsin and other regional plant locations receive an annual pension payable on a monthly basis at retirement equal to 1.6% of the employee’s average of the highest five years of compensation in the last ten calendar years of service prior to retirement multiplied by the number of years of credited service. Compensation taken into account in determining a pension includes salaries and bonuses. The amount of a pension is offset by 50% of Social Security payments. The Social Security offset is prorated if years of credited service are less than 30.

Company officers also participate in an unfunded plan that supplements benefits under the retirement plan. The supplemental plan provides officers with an additional 0.5% of compensation per year of credited service over that presently payable under the retirement plan. The Board of Directors amended the supplemental plan in August 2003 to provide Mr. Shiely with up to five additional years of credited service based on his tenure as CEO. In no event will a pension paid under the above-described plans exceed 70% of the employee’s average monthly compensation as calculated in determining pension benefits.

Supplemental Defined Contribution Plan. Officers and key employees are eligible to participate in an unfunded nonqualified defined contribution plan that supplements the company’s 401(k) plan and retirement plans. A participant may defer up to 75% of his or her salary and bonus. The employer matching contribution for such deferrals is 100% of the participant’s first 1% of contributions and 50% of the participant’s next 5% of contributions. The company contribution was in effect for fiscal year 2009, but has been suspended effective July 1, 2009.

The plan also provides for automatic company contributions on behalf of newly-elected officers who are not eligible to participate in the retirement plans. These company contributions are (i) an annual contribution of 2% of the participant’s salary and bonus and (ii) an annual contribution that increases over 20 years from 3% of the participant’s salary and bonus to 8% of the participant’s salary and bonus. The Board of Directors may also authorize a discretionary lump sum company contribution to the account of a participant.

Deferrals and company contributions are credited to book entry accounts. Daily interest is accrued on the account balances at an interest rate equal to 80% of the then-current US Bank prime lending rate. Distributions are made in a single lump sum or 10 annual installments beginning on the later of a participant’s retirement or age 62.

A trust has been established for deposit of the aggregate present value of the benefits provided to officers under the supplemental retirement plan and supplemental defined contribution plan upon a change in control of the company. The assets of the trust are subject to claims of the creditors of the company.

COMPENSATION TABLES

The following table shows salaries, bonuses, incentive awards, changes in the value of retirement benefits, and other compensation relating to fiscal years 2007, 2008 and 2009 for the named executives.

SUMMARY COMPENSATION TABLE

Name & Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
J.S. Shiely	2009	$1,032,046	0	$1,490,703	$349,223	$619,228	$989,000	$89,496	$4,569,696
Chairman & CEO	2008	984,380	0	21,477	1,157,069	492,190	545,000	66,954	3,267,070
	2007	937,500	0	257,723	2,671,306	0	773,000	74,023	4,713,552
J.E. Brenn	2009	402,084	0	350,721	81,534	144,750	141,000	36,690	1,156,779
Sr. Vice Pres.	2008	383,004	0	34,188	246,091	114,901	309,000	53,465	1,140,649
& CFO	2007	365,004	0	34,188	554,930	0	350,000	47,253	1,351,375
T.J. Teske	2009	528,606	0	68,112	279,866	253,731	121,000	41,937	1,293,252
President & COO	2008	492,714	0	63,240	291,100	197,086	96,000	41,439	1,181,579
	2007	469,170	0	63,240	379,925	0	87,000	34,049	1,033,384
T.R. Savage	2009	402,480	0	351,129	81,595	144,893	265,000	51,529	1,296,626
Sr. Vice Pres. -	2008	383,334	0	34,188	246,320	115,000	200,000	54,151	1,032,993
Administration	2007	365,004	0	34,188	558,134	0	211,000	48,401	1,216,727
W.H. Reitman	2009	330,170	0	50,689	130,589	118,861	92,000	30,262	752,571
Sr. Vice Pres. -	2008	319,166	0	14,306	139,914	95,750	76,000	30,739	675,875
Sales & Customer	2007	307,496	0	14,306	229,975	0	69,000	27,277	648,054
Service
M.D. Schoen	2009	274,004	0	291,717	217,170	98,641	584,000	30,755	1,496,287
Former Sr. Vice	2008	267,504	0	19,017	123,592	169,731	94,000	33,140	706,984
Pres. -	2007	258,336	0	14,117	72,524	26,815	205,000	23,507	600,299
Oper. Support

Columns (e) and (f): The reported amounts do not correspond to awards made in the referenced fiscal year or the actual value that will be recognized by the named executives. The reported amounts are the dollar amounts recognized by the company for financial statement reporting purposes regardless of when the award was made, in accordance with Statement of Financial Accounting Standards No. 123R, Share-Based Payment. FAS No. 123R requires the company to recognize compensation expense for stock options and other stock-related awards granted to employees and directors based on the estimated fair value of the equity awards at the time of grant. The assumptions used to determine the valuation of the awards are discussed in note 12 to the consolidated financial statements.

Column (g): Includes cash awards under the EVA Plan and Powerful Solution Plan. Cash awards with respect to fiscal year 2009 will be paid in December 2009.

Column (h): The reported amounts include changes in the present value of pension benefits for the relevant fiscal year. Earnings on account balances in the company’s supplemental defined contribution plan are not included because the applicable interest rate is not above-market or preferential.

Column (i): Amounts include professional fees for financial advice, company matching contributions to 401(k) and nonqualified deferred compensation plans, premiums paid by the company for life insurance, dividends on restricted and deferred stock, and private use of the company plane by the CEO. Of these items, those exceeding $10,000 for fiscal year 2009 include company matching contributions of $10,189 for Mr. Teske; life insurance premiums paid by the company totaling $29,800 for Mr. Shiely, $13,100 for Mr. Brenn, $26,800 for Mr. Savage $12,350 for Mr. Reitman; and $10,950 for Mr. Schoen; and dividends on restricted or deferred stock of $41,369 for Mr. Shiely, $14,457 for Mr. Teske, and $16,471 for Mr. Schoen.

All of the compensation paid to the named executives was calculated and paid pursuant to the company’s compensation and benefit plans rather than the company’s standard change in control agreement.

Cash and Stock Awards

The following tables show cash and stock awards made to the named executives in fiscal year 2009, their outstanding equity awards at the end of fiscal year 2009, and the gains attributable to stock options they exercised during fiscal year 2009. Executives are granted awards after the end of the fiscal year for which they are selected to participate in the EVA Plan or Powerful Solution Plan. The company’s fiscal year 2009 financial statements include expenses associated with stock option awards granted in August 2008 and cash awards to be paid out in December 2009. Expenses associated with restricted and deferred stock awards granted in August 2009 are included in the company’s financial statements beginning in fiscal year 2010.

Cash Award Calculations under EVA Plan. The accrued bonus for a participant is calculated at the end of a fiscal year by multiplying the executive’s target bonus by performance factors. Thirty percent of the accrued bonus is the target bonus multiplied by the company performance factor. Seventy percent is the target bonus multiplied by an individual performance factor (with no more than 15% of the accrued bonus attributable to non-quantifiable individual performance factors).

The company performance factor is measured by comparing the company’s actual EVA for a fiscal year to the target EVA for the same year. Target EVA for a fiscal year is the average of the target EVA for the prior year and actual EVA for the prior year. This methodology has been used consistently since 1992 to determine each year’s target EVA. The methodology is appropriate for use in determining executive compensation because it is objective and predictable, it adjusts the target EVA each year based on actual financial results, and it requires that actual EVA achieve a threshold in order for target bonuses to be paid.

The individual performance factor for each participant is the weighted average of one or more quantifiable or non-quantifiable factors called supporting performance factors. Supporting performance factors are measured by an achievement percentage continuum that generally ranges from 0% to 150% of the individual goal to be achieved and is enumerated from 0.5 to 1.5 based on this range. If approved by the Compensation Committee, supporting performance factors do not have a ceiling if they are the same as the company performance factor or if they are based on the EVA of a division of the company.

Once an accrued bonus is calculated, the amount of an accrued bonus up to a participant’s target bonus is paid to the participant, the portion of an accrued bonus that exceeds the target bonus is credited to the participant’s Bonus Bank account balance, and a negative accrued bonus is debited to the participant’s Bonus Bank account balance. In addition, when the deficit in an executive’s Bonus Bank balance is more than 50% of the amount by which the accrued bonus exceeds the target bonus, the executive receives one half of the excess as a cash bonus. The remaining one half is applied to reduce the deficit in the Bonus Bank. There is an upper limit on the accrued bonus of each participant (three times the dollar amount of the participant’s target bonus, subject to a $3 million cap approved by shareholders in October 2004), and a floor on a participant’s Bonus Bank account balance (not less than negative one times the dollar amount of the participant’s target bonus).

Stock Option Calculations under EVA Plan. The grant date fair values of stock options granted on August 19, 2008 and August 18, 2009 were determined using the Black-Scholes model. The exercise price was 110% of the fair market value of the company’s common stock on those dates, with the market price calculated as the mean between the highest and lowest reported sales price on the New York Stock Exchange on such dates. The assumptions made in the valuation of the options granted in August 2008 include an exercise price of $14.828 per share, a fair market value of the stock on the grant date of $13.48, an option term of five years, an interest rate of 3.11%, a daily stock price volatility of 32.666%, and cumulative dividends of $0.88 per share paid in the year prior to the grant. The assumptions made in the valuation of options granted in August 2009 include an exercise price of $19.734 per share, a fair market value of the stock on the grant date of $17.94, an option term of five years, an interest rate of 2.53%, a daily stock price volatility of 40.355%, and cumulative annual dividends of $0.44 per share based on the company’s most recent quarterly dividend of $0.11 per share. The 2008 and 2009 options have a two-year exercise period that begins on the third anniversary of their grant date and expires on August 31 five years after their grant date.

Restricted/Deferred Stock Calculations under EVA Plan. The number of shares for each award is calculated by dividing the executive’s bonus for the relevant fiscal year by the fair market value of the company’s common stock on the grant date of the award. Restricted and deferred stock vests five years after their grant date. The vesting date is not accelerated by early or regular retirement, except in extraordinary circumstances approved by the Compensation Committee. If an executive resigns his or her employment prior to the vesting date, the restricted or deferred stock is forfeited. Cash dividends are paid on restricted stock during the vesting period. Holders of deferred stock awards are credited with additional shares of deferred stock in lieu of cash dividends.

Restricted/Deferred Stock Calculations under Powerful Solution Plan. The dollar valued of the restricted and/or deferred shares awarded to a participant in August 2009 was 100% of the participant’s award under the plan. Calculation of the award is described above. Once the value of the award is determined, the number of restricted or deferred shares awarded to a participant was calculated by dividing the value of the award by the fair market value of the company’s common stock on the date of grant. Other terms and conditions of the stock award are stated above.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2009

Name (a)	Selection Date (b)	Grant Date (c)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Share) (k)	Grant Date Fair Value of Stock & Option Awards ($) (l)
			Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)	Threshold ($) (g)	Target ($) (h)	Maximum ($) (i)
J.S. Shiely
EVA Plan
Cash Award	4/15/08	12/09	$(1,032,046)	$1,032,046	$3,096,138
Option Award	4/17/07	8/19/08							228,250	$14.828	$326,398
Stock Award	4/15/08	8/18/09				0	$1,032,046	$1,723,517			619,289
PS Plan
Stock Award	8/12/08	8/18/09				0	1,032,046	1,032,046			1,032,088
J.E. Brenn
EVA Plan
Cash Award	4/15/08	12/09	(241,250)	241,250	723,750
Option Award	4/17/07	8/19/08							53,290	14.828	76,205
Stock Award	4/15/08	8/18/09				0	241,250	402,888			144,776
PS Plan
Stock Award	8/12/08	8/18/09				0	241,250	241,250			241,293
T.J. Teske
EVA Plan
Cash Award	4/15/08	12/09	(422,885)	422,885	1,268,655
Option Award	4/17/07	8/19/08							91,390	14.828	130,688
Stock Award	4/15/08	8/18/09				0	422,885	706,218			253,672
PS Plan
Stock Award	8/12/08	8/18/09				0	422,885	422,885			422,846
T.R. Savage
EVA Plan
Cash Award	4/15/08	12/09	(241,488)	241,488	724,464
Option Award	4/17/07	8/19/08							53,330	14.828	76,262
Stock Award	4/15/08	8/18/09				0	241,488	403,285			144,955
PS Plan
Stock Award	8/12/08	8/18/09				0	241,488	241,488			241,472
W.H. Reitman
EVA Plan
Cash Award	4/15/08	12/09	(198,102)	198,102	594,306
Option Award	4/17/07	8/19/08							44,400	14.828	63,492
Stock Award	4/15/08	8/18/09				0	198,102	330,830			118,942
PS Plan
Stock Award	8/12/08	8/18/09				0	198,102	198,102			198,058
M.D. Schoen
EVA Plan
Cash Award	4/15/08	12/09	(164,402)	164,402	493,206
Option Award	4/17/07	8/19/08							37,210	14.828	53,210
Stock Award	4/15/08	8/18/09				0	164,402	274,551			98,670
PS Plan
Stock Award	8/12/08	8/18/09				0	164,402	164,402			82,165

Column (b): The Selection Date is the day prior to or soon after the start of a fiscal year when the Compensation Committee designated the executive as a participant in the EVA Plan and Powerful Solution or PS Plan.

Column (c): The Grant Date is the day after the end of a fiscal year when a cash award will be paid to an executive, or stock options, restricted stock or deferred stock were issued to an executive.

Columns (d) thru (i): Under the EVA Plan, the amounts in these columns are without regard to the executive’s pre-existing Bonus Bank account balance carried over from the preceding fiscal year. The Threshold is the deduction from an executive’s Bonus Bank account balance that would have occurred if the company performance factor had been minus 1. The Target is the cash or stock award the executive would have received if the company performance factor had been 1. The Maximum for the cash award is the sum of the cash award the executive would have received for the year and the additional amount that would have been credited to the executive’s Bonus Bank account balance if the company performance factor had been 3 or more. The Maximum for the stock award is 167% of the executive’s target cash award, which includes an award of stock equivalent in value to the executive’s target cash award plus the payout of one-third of a Bonus Bank balance equal in value to twice the executive’s target award. In fact, each named executive had a negative Bonus Bank balance at the start and end of fiscal year 2009. Under the Powerful Solution Plan, the Threshold is the cash award the executive would have received if his achievement rating with respect to his goals had been 0%, and the Target and Maximum is the cash award the executive would have received if his achievement had been 100% or more.

Columns (j) thru (l): Under the EVA Plan, each named executive was issued stock options in August 2008 in an amount equal to his target bonus for the completed fiscal year 2008 and restricted or deferred stock in August 2009 in an amount equal to his actual bonus for the completed fiscal year 2009. Under the PS Plan, each named executive received an award of restricted or deferred stock in August 2009.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

	Option Awards				Stock Awards
Name (a)	No. of Securities Underlying Unexercised Options Exercisable (#) (b)	No. of Securities Underlying Unexercised Options Unexercisable (#) (c)	Option Exercise Price ($/Share) (d)	Option Expiration Date (e)	No. of Shares or Units of Stock That Have Not Vested (#) (f)	Market Value of Shares or Units of Stock That Have Not Vested ($) (g)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#)(h)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (i)
J.S. Shiely	79,920		$23.345	8/13/09	17,106	$233,668	120,891	$1,651,377
	242,240		30.440	8/15/13	38,237	522,317
	348,560		36.680	8/13/14
	105,721		38.830	8/16/10
		161,360	29.865	8/15/11
		176,550	30.811	8/31/12
		228,250	14.828	8/31/13

J.E. Brenn	19,920		23.345	8/13/09	4,201	57,386	28,263	386,069
	45,940		30.440	8/15/13	8,923	121,888
	83,020		36.680	8/13/14
	25,910		38.830	8/16/10
		37,930	29.865	8/15/11
		41,240	30.811	8/31/12
		53,290	14.828	8/31/13
T.J. Teske	9,740		23.345	8/13/09	4,155	56,757	49,525	676,518
	22,780		30.440	8/15/13	14,620	199,709
	55,600		36.680	8/13/14
	20,264		38.830	8/16/10
		59,570	29.865	8/15/11
		70,680	30.811	8/31/12
		91,390	14.828	8/31/13
T.R. Savage	19,980		23.345	8/13/09	3,662	50,023	28,289	386,427
	46,420		30.440	8/15/13	4,265	58,260
	83,700		36.680	8/13/14	4,466	61,006
	26,202		38.830	8/16/10
		37,990	29.865	8/15/11
		41,240	30.811	8/31/12
		53,330	14.828	8/31/13
W.H. Reitman	15,160		23.345	8/13/09	2,046	27,948	23,206	317,000
	31,960		30.440	8/15/13	7,100	96,986
	38,040		36.680	8/13/14
	12,166		38.830	8/16/10
		22,570	29.865	8/15/11
		34,750	30.811	8/31/12
		44,400	14.828	8/31/13
M.D. Schoen	9,240		23.345	8/13/09	2,342	31,992	13,238	180,835
	25,420		30.440	8/15/13	1,050	14,343
	37,560		36.680	8/13/14	18,642	254,650
	12,117		38.830	8/16/10
		25,640	29.865	8/15/11
		29,190	30.811	8/31/12
		37,210	14.828	8/31/13

Column (b): Options that expire in 2009 vested on August 13, 2005; options that expire in 2013 vested on August 15, 2006; options that expire in 2014 vested on August 13, 2007; and options that expire in 2010 vested on August 16, 2008.

Column (c): Options that expire in 2011 vested on August 15, 2009; options that expire in 2012 will vest on August 14, 2010; and options that expire in 2013 will vest on August 19, 2011.

Column (f): Restricted and deferred stock awarded in 2005 will vest on August 16, 2010; stock awarded in 2007 will vest on August 14, 2012; and stock awarded in 2008 will vest on August 19, 2013.

Column (g): Based on the $13.66 per share closing price of a share of the company’s common stock as of the last business day of fiscal year 2009.

Column (h) and (i): The amounts in these columns are the awards that the executive received in August 2009 in restricted or deferred stock under the EVA Plan and Powerful Solution Plan based on the $13.66 per share closing price of a share of the company’s common stock as of the last business day of fiscal year 2009.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2009

	Option Awards		Stock Awards
Name	No. of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	No. of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J.S. Shiely	0	$0	0	$0
J.E. Brenn	0	0	6,000	83,490
T.J. Teske	0	0	6,000	83,490
T.R. Savage	0	0	6,000	83,490
W.H. Reitman	0	0	0	0
M.D. Schoen	0	0	0	0

Pensions and Other Benefits

The company provides officers with pension benefits under a defined benefit retirement plan and a supplemental retirement plan. The increase in the value of these benefits that occurred during fiscal year 2009 for each named executive is shown in the following table.

PENSION BENEFITS FOR FISCAL YEAR 2009

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
J.S. Shiely	Retirement Plan		$1,221,000
	Supplemental Executive Retirement Plan		4,716,000

	Total	23.12	5,937,000	0
J.E. Brenn	Retirement Plan		1,439,000
	Supplemental Executive Retirement Plan		1,982,000

	Total	30.93	3,421,000	0
T.J. Teske	Retirement Plan		165,000
	Supplemental Executive Retirement Plan		379,000

	Total	13.09	544,000	0
T.R. Savage	Retirement Plan		720,000
	Supplemental Executive Retirement Plan		1,190,000

	Total	17.29	1,910,000	0
W.H. Reitman	Retirement Plan		346,000
	Supplemental Executive Retirement Plan		328,000

	Total	16.38	674,000	0
M.D. Schoen	Retirement Plan		1,016,000
	Supplemental Executive Retirement Plan		1,213,000

	Total	28.04	2,229,000	0

The amounts in the preceding table show the present value of accumulated benefits as of June 28, 2009. The amounts were calculated using RP2000 male mortality rates and a discount rate of 6.75% . Material assumptions used in determining values include that the beneficiaries receive life only annuities at the earliest age at which unreduced benefits are payable (age 62 or 30 years of service), and that no beneficiary dies prior to retirement. For more detailed assumptions used in this calculation see the Pensions and Other Benefits section of the Compensation Discussion and Analysis. As CEO, Mr. Shiely received one year of additional credited service on July 1, 2007, 2008 and 2009 in accordance with an amendment to the company’s supplemental executive retirement plan that was approved by the Board of Directors in August 2003 as an incentive to encourage his retention as CEO. One of the dates for crediting additional service fell within fiscal year 2009. The value of this additional year of credited service is $259,000. No other officers have received such benefits.

Messrs. Shiely, Brenn and Savage are eligible for early retirement under the company’s Retirement Plan and Supplemental Executive Retirement Plan. Early retirement is available to employees who reach age 55 with 10 or more years of service with the company, or who have 30 years of service with the company. If an employee retires between the age of 55 and 62, there is a 4% reduction per year in his or her retirement benefit until age 62. If an employee retires before age 55 with 30 years of service, there is no reduction in the retirement benefit, and such retiree is eligible to continue medical coverage for up to 10 years but not beyond age 65 as long as the retiree pays the same premiums as active employees.

* * * * *

The following table shows contributions and earnings during fiscal year 2009 and fiscal year-end balances in the company’s nonqualified deferred compensation plan for each named executive. An executive may defer under the plan up to 75% of his or her salary and bonus, reduced by any deferrals under the company’s 401(k) plan. Company contributions to a participant’s account are described in the Pensions and Other Benefits section of the Compensation Discussion and Analysis. Distributions are made in a single lump sum or 10 annual installments beginning on the later of a participant’s retirement or age 62.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2009

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)
J.S. Shiely	$0	$0	$23,746	$0	$782,343
J.E. Brenn	70,188	5,760	21,410	0	755,074
T.J. Teske	17,467	10,189	3,606	0	138,629
T.R. Savage	25,998	5,774	11,338	0	395,026
W.H. Reitman	12,200	3,243	2,985	0	110,550
M.D. Schoen	1,290	752	1,781	28,005	45,572

Column (b): Amounts reported as executive contributions are included in the Salary column of the Summary Compensation Table.

Column (c): The company contributed an amount equal to 100% of the executive’s first 1% of contributions and 50% of the executive’s next 5% of contributions. Amounts reported as Registrant Contributions are included in the Other Compensation column of the Summary Compensation Table.

Column (f): Account balances accrue interest daily at a rate equal to 80% of the US Bank prime lending rate. The aggregate balances include the following amounts that were previously reported as compensation for the named executives in the Summary Compensation Table for previous years: Mr. Shiely $598,664, Mr. Brenn $519,807, Mr. Teske $65,526, Mr. Savage $291,891, Mr. Reitman $16,278 and Mr. Schoen $0.

AGREEMENTS WITH EXECUTIVES

The company has entered into separate agreements with Messrs Shiely and Schoen, and standard employment agreements and change in control agreements with each of the other executives named in the Summary Compensation Table. The principal terms of these agreements are described below.

Agreement with Mr. Shiely. In connection with his planned retirement, the company entered into an early retirement agreement with Mr. Shiely on August 21, 2009. Pursuant to the agreement, Mr. Shiely will retire as an employee and Chief Executive Officer of the company effective December 31, 2009. At that time, the standard employment agreement and standard change in control agreement between Mr. Shiely and the company dated as of January 1, 2009 will terminate, except that the non-disclosure, non-solicitation and non-competition provisions will continue in accordance with their respective terms.

Mr. Shiely will continue to be a participant in the company’s incentive compensation plans until his retirement. After Mr. Shiely’s retirement, the provisions of the incentive plans governing employees who qualify for early retirement will govern the awards to Mr. Shiely under the plans, and (a) any outstanding stock options awarded to Mr. Shiely but not yet exercisable will immediately become exercisable in accordance with the terms and conditions stated in the award agreements, (b) any outstanding deferred stock awarded to Mr. Shiely will continue to be subject to the vesting requirements and other terms and conditions stated in the award agreements (but in no event later than the fifth anniversary of grant date), and (c) Mr. Shiely’s eligibility for cash and stock awards with respect to the 2009 and 2010 plan years will be determined in accordance with the terms of the company’s incentive compensation plans and in a manner consistent with the treatment of other executive officers. Because of limitations on the amount of stock options that may be awarded annually under the company’s stock option program, Mr. Shiely will have a carryover of $420,226 at the time of his retirement. Under the agreement, Mr. Shiely will receive a stock option award in 2010 equivalent in value to the amount of the carryover. Consistent with the treatment of Mr. Shiely’s other stock options, the options will vest immediately and remain exercisable until the third anniversary of the grant date.

The agreement with Mr. Shiely provides that the Board of Directors will nominate him for re-election as a director of the company at the 2009 annual meeting of shareholders. If Mr. Shiely is re-elected as a director at the 2009 annual meeting, he will continue to serve as director and Chairman of the Board until conclusion of the 2010 annual meeting of shareholders, at which time his retirement from these positions shall become effective. The agreement also provides that, as consideration for his commitment to serve as a director and Chairman of the Board following his retirement as an employee and Chief Executive Officer, the company will provide Mr. Shiely with certain compensation and benefits, including the same compensation provided to other non-employee directors, pro-rated for his period of service as a director, a monthly cash fee of $4,166.67 for his period of service as non-employee of the Board, continued eligibility for the same medical, dental and vision care benefits provided to employees of the company and their spouses until Mr. Shiely reaches the age of 65 and his spouse reaches the age of 65 (provided that Mr. Shiely pays the actuarial-determined cost for such coverage), and office space for the period from January 1, 2010 through December 31, 2012 (including part-time services of an administrative assistant and telecommunications service) in order to provide consultation to the company as needed.

The agreement with Mr. Shiely does not reduce or affect the eligibility of Mr. Shiely or his family or the amount of compensation and benefits to which Mr. Shiely or his family may be entitled under any qualified and non-qualified retirement and welfare benefit plans or programs of the company during his employment by the company or because of his early retirement.

Agreement with Mr. Schoen. In late 2008 Mr. Schoen, who has been employed by the company for 27 years and had managed the company’s international business from 2001 to 2007, informed the company that he desired to make arrangements for his retirement. On January 1, 2009 the company entered into an agreement with Mr. Schoen stating the terms of his employment with the company until he retires on July 1, 2011. The agreement replaces Mr. Schoen’s standard employment agreement and standard change in control agreement, and provides that Mr. Schoen will be employed as a non-officer salaried employee until his retirement.

The agreement with Mr. Schoen provides that he will receive a base annual salary of $275,000 through December 31, 2009 and a base annual salary equivalent to his expected pension benefit for the period from January 1, 2010 through June 30, 2011 (approximately $228,000 per year). Mr. Schoen will also remain a participant in the company’s incentive compensation plans for the period through December 31, 2009, and a participant in the company’s deferred compensation plans (excluding the company matching contribution after December 31, 2008). Pursuant to the terms of the agreement, Mr. Schoen is not required to report to work during the period from January 1, 2009 through December 31, 2009, and he will be placed on administrative leave during the period from January 1, 2010 through June 30, 2011. Until his retirement, Mr. Schoen will continue to participate in the company’s insurance and medical plans (excluding long-term disability and travel accident insurance), and is eligible to receive outplacement services and the same fringe benefits as company officers. Non-competition and non-solicitation provisions are included in the agreement, which apply during the period Mr. Schoen is employed by the company.

Standard Employment Agreements. Each officer has a two-year employment agreement with the company. The agreement automatically extends for an additional year each January 1 unless either party gives a 30-day notice that the agreement will not be renewed.

Under the agreement, the officer agrees to perform the duties that may be assigned by the company from time to time. The officer also agrees for a period of two years following termination of employment for any reason to keep company information confidential, not to compete with the company and not to solicit the company’s employees for employment. The company agrees to pay the officer a salary of not less than that of the previous year and to provide fringe benefits that are provided to all other salaried employees in comparable positions. In the event of a termination other than for cause, the officer’s salary and fringe benefits (but not bonus or long-term incentive compensation) are continued for the remaining term of the agreement.

Assuming the executives named in the Summary Compensation Table were terminated other than for cause on June 26, 2009 (the last business day of fiscal year 2009), each executive would have been entitled to continue to receive a base salary through December 31, 2010 and the same medical plan coverage that would have been available to other salaried employees. The aggregate amount of the salary continuation payments that would have been made to each executive are: Mr. Shiely $1,560,000, Mr. Brenn $607,950, Mr. Teske $802,500, Mr. Savage $608,550 and Mr. Reitman $498,000. The value of continued medical plan coverage for each executive would be $22,800.

The employment agreements terminate upon an executive’s death or disability. In the event of an officer’s disability, the officer will continue to receive compensation for six months following termination, reduced by any disability payments which the officer is entitled to receive. The payments that would have been made to each executive, assuming a termination for disability on June 28, 2009, are as follows: Mr. Shiely $520,000, Mr. Brenn $202,650, Mr. Teske $267,500, Mr. Savage $202,850 and Mr. Reitman $166,000.

The executives are not entitled to a death benefit under the employment agreement, but the company’s executive life insurance plan provides a death benefit equal to two times the executive’s annual base salary. The death benefits that would have been paid with respect to each executive, assuming the executive died on June 28, 2009, are as follows: Mr. Shiely $2,080,000, Mr. Brenn $810,600, Mr. Teske $1,070,000, Mr. Savage $811,400, Mr. Reitman $664,000 and Mr. Schoen $550,000.

An executive’s termination of employment due to death or disability results in the immediate vesting of all stock options, restricted stock and deferred stock. Restricted stock and deferred stock are not forfeited in the event of an executive’s retirement, but continue to vest in accordance with the terms of the grants to which they relate. An executive who retires may request that the Compensation Committee vest the executive’s options upon retirement, and such a request is normally granted. The value of the unvested stock options, restricted stock and deferred stock for each executive as of June 28, 2009 was Mr. Shiely $754,879, Mr. Brenn $179,011, Mr. Teske $256,091, Mr. Savage $169,041, Mr. Reitman $124,751 and Mr. Schoen $300,557, based upon the same assumptions used to calculate change in control payments.

Standard Change in Control Agreements. Each officer has a change in control agreement with the company. The agreement becomes effective upon a defined change in control of Briggs & Stratton, or if the officer’s employment is terminated upon or in anticipation of such a change in control, and automatically supersedes any existing employment agreement. A change in control is defined to mean the acquisition of 20 percent or more of the company’s voting securities by any person in certain circumstances, replacement of a majority of the directors of the company in certain circumstances, shareholder approval and consummation of certain mergers, or a liquidation or sale of the company’s assets.

The change in control agreement ensures the continuation of each officer’s employment following a change in control on a basis equivalent to the officer’s employment immediately prior to such change in terms of position, duties, compensation and benefits, as well as specified payments upon termination following a change in control. If during the employment term (three years from the change in control) the officer is terminated other than for cause or if the officer voluntarily terminates his or her employment for good reason or during a 30-day window period one year after a change in control, the officer is entitled to specified severance benefits. These benefits consist of:

(1)	a lump sum equal to the officer’s accrued salary and bonus for the current year, plus three times the officer’s current annual salary and highest annual bonus (which is the greater of the most recent annual bonus received by the officer and the average of the top three bonuses received by the officer over the past five years),

(2)	the present value of a three-year enhancement of service under the Retirement Plan and Supplemental Executive Retirement Plan,

(3)	continuation of benefits for three years after termination of employment under the company’s welfare benefit plans, including without limitation medical, prescription, dental, disability, salary continuance, employee life, group health, accidental death and travel insurance,

(4)	outplacement services selected by the officer,

(5)	any benefits the officer is eligible to receive under any other plan, program, policy, practice or contract of the company,

(6)	a “gross-up” payment that will reimburse the officer for any amounts paid under federal excise taxes, and

(7)	immediate vesting of all outstanding stock options, restricted stock and deferred stock pursuant to the company’s Incentive Compensation Plan upon a change in control.

Change in control agreements executed with new officers after June 28, 2009 are different from pre-existing agreements in three respects. The agreements no longer have a provision that permits an officer to receive severance benefits if he or she voluntarily terminates employment during a 30-day window period one year after a change in control. The agreements require that an executive who intends to terminate his or her employment for good reason must provide the company with a written explanation and allow the company 30 days to address the situation. In addition, the agreements have a modified gross-up payment for federal excise taxes, so that if an officer’s taxable lump sum payment is no more than 15% above the threshold for imposing an excise tax, the company can reduce the lump sum payment to a level that does not invoke the excise tax.

If the change in control agreements had become effective on June 28, 2009, the officers named in the Summary Compensation Table would have been entitled to receive the following amounts:

CHANGE IN CONTROL PAYMENTS

Name	Severance Payment	Pension Enhancements	Outplacement Services	Tax Gross Up	Early Stock Vesting	Other Benefits	Total
J.S. Shiely	$5,366,493	$709,000	$12,000	$2,772,546	$754,879	$295,725	$9,910,643
J.E. Brenn	1,752,507	332,000	12,000	934,260	179,011	141,240	3,351,018
T.J. Teske	2,145,543	125,000	12,000	1,075,288	256,091	143,040	3,756,962
T.R. Savage	1,757,631	332,000	12,000	986,017	169,041	183,633	3,440,322
W.H. Reitman	1,298,604	123,000	12,000	646,527	124,751	130,260	2,335,142

The Pension Enhancements values in the preceding table show the increase in the present value of each named executive’s accumulated retirement benefit under the company’s non-qualified retirement plan if a defined change of control had occurred on June 28, 2009. The valuation assumes a three-year addition to each executive’s credited years of service, survival of each executive until he reaches the earlier of age 62 or 30 years of service, and payment of a life-only annuity. The valuation is based on male mortality tables for 2000 and a discount rate of 6.75% .

In the Early Stock Vesting column the value of accelerating the exercise date of stock options was determined for options that were not exercisable on June 28, 2009 but were in the money on that date. The number of such options was multiplied by the difference between the market price of the stock on June 28, 2009 and the exercise price of the options. The value of accelerating the vesting date of restricted and deferred stock was calculated by multiplying the number of such shares that were subject to restrictions on June 28, 2009 by the fair market value of the company’s common stock on that date.

The amounts in the Other Benefits column consist of the following for each of the executives named in the Summary Compensation Table:

	Deferred Compensation	Life Insurance	Financial Planning	Medical Insurance	Company Plane (a)	Total
J.S. Shiely	$25,725	$89,400	$15,000	$45,600	$120,000	$295,725
J.E. Brenn	41,340	39,300	15,000	45,600	0	141,240
T.J. Teske	57,285	25,155	15,000	45,600	0	143,040
T.R. Savage	42,633	80,400	15,000	45,600	0	183,633
W.R. Reitman	32,610	37,050	15,000	45,600	0	130,260

(a)	Under the company’s aircraft policy Mr. Shiely is allowed a limit of 20 hours per calendar year for private use of the company plane. The amount listed above represents the estimated incremental cost to the company for three years of benefits under this policy. The estimated cost was derived by multiplying 20 hours/year of plane use by $2,000/hour to cover the cost of fuel, oil and maintenance.

In the event of a change in control, under the company’s incentive compensation plans all outstanding equity awards held by Mr. Schoen will immediately vest. Utilizing the assumptions set forth above, if a change of control had become effective on June 28, 2009, the value of the accelerated vesting of the awards for Mr. Schoen would have been $300,557.

DIRECTOR COMPENSATION

Each nonemployee director receives an annual retainer fee of $150,000 payable 50% in cash and 50% in deferred stock. In addition, the chairman of the Audit Committee receives $10,000 annually in deferred stock, the chairmen of the Compensation Committee and Nominating & Governance Committee each receives $7,500 annually in deferred stock, and each member of the Audit Committee receives $5,000 annually in deferred stock.

Deferred stock is granted to directors in August of each year. The stock is credited to the account of each nonemployee director under the Deferred Compensation Plan for Directors. The stock vests when the director leaves the Board of Directors. In addition, a nonemployee director may elect under the plan to defer receipt of all or a portion of any cash compensation until the director attains the age of 73 years. Cash deferred amounts can be (1) credited with interest quarterly at 80% of the prevailing prime rate, or (2) converted into common share units based on the deferral date closing price of the company’s common stock. Share balances in a director’s account are credited with additional shares of stock in lieu of cash dividends. Deferred stock is distributed in shares of unrestricted stock, common share units may be distributed in cash or stock at the election of the director, and all other distributions are paid in cash.

Nonemployee directors receive $150,000 of coverage under the company’s Business Travel Accident Plan while on corporate business and up to $10,000 annually of company products and products powered by the company’s engines. Directors purchase these products at retail, and the company reimburses them for the purchase price and also compensates directors for the applicable federal tax liability associated with the reimbursement. The amount of the reimbursement and tax payment is included in each director’s taxable income.

The following table shows the compensation paid by the company in fiscal year 2009 to each nonemployee director. Mr. Shiely’s compensation is shown in the Summary Compensation Table.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
W.F. Achtmeyer	$75,000	$75,827	$15,148	0	0	$1,540	$167,515
M.E. Batten	75,000	83,422	15,148	0	0	2,618	176,188
D.L. Burner	75,000	83,422	15,148	0	0	2,866	176,436
M.K. Bush	37,500	92,798	(19,593)	0	0	13,825	124,530
K.R. McLoughlin	75,000	75,827	7,053	0	0	7,965	165,845
R.J. O’Toole	75,000	91,003	15,148	0	0	2,618	183,769
C.I. Story	75,000	80,895	15,148	0	0	2,618	173,661
B.C. Walker	75,000	80,895	15,148	0	0	1,848	172,891

Column (c): Amounts are the expenses recorded in the company’s 2009 financial statements under FAS No. 123R. Each nonemployee director was granted $75,000 in deferred stock in August 2008. The assumptions used to determine the valuation of stock awards are discussed in note 12 to the consolidated financial statements. Directors held the following shares of deferred stock and common stock units under the Deferred Compensation Plan for Directors at the end of fiscal year 2009: Messrs. Achtmeyer – 5,813 shares of deferred stock; Batten – 6,395 shares; Burner – 6,396 shares and 21,026 common share units; McLoughlin – 5,813 shares; O’Toole – 6,977 shares; Story – 6,202 shares; Walker – 6,202 shares and Ms. Bush – 0.

Column (d): Amounts are the expenses recorded in the company’s 2009 financial statements under FAS No. 123R for stock options awarded in prior years. Outstanding option awards held by the above directors are: Messrs. Achtmeyer 22,000 shares; Batten 26,000 shares; Burner 26,000 shares; McLoughlin 4,000 shares; O’Toole 26,000 shares; Story 26,000 shares and Walker 26,000 shares. The assumptions used to determine the valuation of the awards are discussed in note 12 to the consolidated financial statements.

Column (g): Includes payments made to each director to reimburse the purchase of company products and the related federal tax liability. Amounts shown may exceed the $10,000 limit because the limit is applied on a calendar rather than fiscal year basis, and the amounts shown include payment for taxes.

Equity Compensation Plan Information

The following table gives aggregate information under all equity compensation plans of Briggs & Stratton as of June 28, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in 1st column)
Equity compensation plans approved by security holders	4,679,720	(1)	$29.53	5,415,141	(2)
Equity compensation plans not approved by security holders	—		n/a	—
Total	4,679,720		$29.53	5,415,141

(1)	Represents options, restricted stock and deferred stock granted under Briggs & Stratton’s Stock Incentive Plan and Incentive Compensation Plan. Of this amount, 2,110,383 were awarded under the Briggs & Stratton Stock Incentive Plan, which terminated effective October 29, 2004. The remaining 2,569,337 awards were granted under the Briggs & Stratton Incentive Compensation Plan, which was approved by shareholders, effective October 29, 2004.

(2)	Represents securities available for future issuance under the Briggs & Stratton Incentive Compensation Plan. Under the Briggs & Stratton Stock Incentive Plan, no securities remain available for future issuance.

ITEM 3:	RATIFICATION OF RIGHTS AGREEMENT

Background

The company is a party to a Rights Agreement with National City Bank, as rights agent, dated as of August 7, 1996 (as amended through August 12, 2009, the “Rights Agreement”). The company adopted the Rights Agreement in an attempt to defend against abusive or otherwise undesirable takeover tactics, such as:

•	acquiring stock for the purpose of forcing a sale of the company at a price that is more than the average cost of the investor’s position, but less than a fair price to shareholders;

•	taking control through open-market purchases without giving the shareholders a control premium for their shares or the protections of the federal tender offer rules;

•	attempting to acquire the company at a time when the company’s common stock is undervalued and at a price that is less than the stock’s intrinsic value; and

•	attempting, through a partial tender offer, to acquire a majority interest in the company and then forcing the remaining public shareholders to accept cash and/or securities of lesser value.

The Rights Agreement discourages such attempts by making an acquisition of the company that is not approved by the company’s Board of Directors (the “Board”) prohibitively expensive for the acquiror by significantly diluting the acquiror’s stock interest in the company and increasing the number of shares of common stock that would have to be acquired.

Under the Rights Agreement, each share of common stock of the company is accompanied by one corresponding right (“Right”) entitling the holder to purchase from the company one-half of one share of company common stock at a “purchase price” of $80 per full share, subject to adjustment, or, in the additional circumstances described below, to purchase shares of common stock equal in value to twice the then current purchase price. The Rights also would entitle their holders to acquire common stock of an acquiror in the circumstances described below. Nevertheless, before a person acquires 20 percent or more of the outstanding common stock of the company, the Rights may be redeemed by the Board, or in certain circumstances pursuant to action by the shareholders, or the terms of the Rights may be modified by the Board to, among other things, exempt a particular acquiror from the dilutive effects of the Rights. These provisions generally have the effect of encouraging potential acquirors to negotiate with the Board before acquiring 20 percent or more of the common stock so that the Board may redeem or modify the Rights as part of an acquisition. Until the distribution date, which is described below, the Rights are evidenced by the company’s common stock certificates.

Amendment of Rights Agreement

On August 12, 2009, the Board amended the Rights Agreement to: (i) modify the definition of “Beneficial Owner” and “beneficial ownership” of common shares of the company to include, among other things, certain derivative security interests in common shares of the company; (ii) reduce the redemption price for the Rights to $.001 per Right; and (iii) extend the term of the Rights Agreement for a period of three (3) years from the Annual Meeting. In amending the Rights Agreement, the company consulted proxy advisors, published guidelines and market literature to ensure that the Rights Agreement included progressive, shareholder-friendly provisions. The Board’s decision to amend the Rights Agreement was not made in response to, or in anticipation of, any acquisition proposal and is not intended to prevent a non-coercive takeover bid from being made for the company or to keep management or the directors in office.

Summary of Rights Agreement

Following is a summary of the material terms of the Rights Agreement. The statements below are only a summary, and we refer you to the full text of the Rights Agreement, which was filed as an exhibit to the company’s Amended Registration Statement on Form 8-A/A filed on August 17, 2009. A copy of a Summary of Rights to Purchase Common Shares is attached to this Proxy Statement as Exhibit A.

Events Causing the Exercisability of the Rights

The Rights will become exercisable upon the occurrence of the “distribution date” which is defined in the Rights Agreement as the earlier to occur of:

•	10 calendar days following public announcement that a person or group has acquired beneficial ownership of 20% or more of the outstanding shares of common stock of the company; or

•

10 business days following the commencement of, or announcement of intention to make, a tender offer or exchange offer the consummation of which would result in a person or group owning 20% or more of the outstanding shares of common stock.

Until the distribution date, the Rights will be transferred with and only with the common stock of the company.

The Company’s Board of Directors May Redeem or Exchange the Rights

The Board may, at its option, at any time prior to the acquisition by a person or group of beneficial ownership of 20% or more of the outstanding shares of common stock of the company, redeem all (but not less than all) of the then outstanding Rights at a price of $.001 per right (the “redemption price”). The Rights will then terminate immediately, and the only right of holders of Rights will be to receive the redemption price.

Effect of Certain Ownership of Stock

In the event that a person or group becomes the beneficial owner of 20% or more of the outstanding shares of common stock of the company prior to the expiration or termination or earlier redemption of the Rights, each Right (other than Rights owned by the acquiring person, which will become void) will thereafter constitute the right to receive, upon exercise for the purchase price of $80, subject to adjustment, that number of shares of the company’s common stock (or, in certain circumstances, cash, property or other securities of the company) having a value equal to two times the then current purchase price. However, after a person or group becomes the beneficial owner of 20% or more of the outstanding shares of common stock, and prior to the acquisition by such person or group of 50% or more of the outstanding shares of common stock, the Board may exchange the Rights (other than Rights owned by the acquiring person, which will become void), under certain circumstances, in whole or in part, at an exchange ratio of one share of common stock per Right.

Until a Right is exercised or exchanged, the holder of the Right, by virtue of being a Right holder, will not be entitled to any rights of a holder of shares of common stock of the company for which the Rights are exercisable, including, without limitation, the right to vote or to receive dividends.

Exercise of Rights for Shares of an Acquiring Company

In the event that, at any time following the acquisition by a person or group of 20% or more of the company’s common stock, (i) the company is acquired in a merger or other business combination transaction or (ii) 50% or more of the company’s consolidated assets or earning power is sold, proper provision will be made so that each holder of a Right will then have the right to receive, upon exercise thereof at the then current purchase price, common stock of the acquiring company having a market value at the time of such transaction equal to two times the purchase price of the Right.

Qualified Offer

Not earlier than 60 business days, nor later than 80 business days, after the emergence of a “qualified offer,” as described below (which has not been terminated and which continues to be a “qualified offer”), shareholders representing at least ten percent (10%) of the outstanding shares of common stock of the company (other than shares of common stock held by the offeror) may request that the Board call a special meeting of shareholders to vote on redeeming all of the Rights. The record date for determining the shareholders eligible to request such a meeting will be the 60th business day following commencement of the qualified offer. The Board must then call and hold such a meeting within 90 business days after the Board’s receipt of the shareholders’ request. If, at the special meeting, shareholders representing a majority of the shares of common stock outstanding and entitled to vote as of the record date for the special meeting vote in favor of redeeming the Rights, then the Rights will be redeemed effective immediately prior to the consummation of the qualified offer, if and only if the qualified offer is consummated within 60 days after either the date on which the results of the vote on the redemption resolution at the special meeting are certified as official or, if no special meeting is held by the date that is 90 business days following receipt of the shareholders’ request for the special meeting, at the close of business on that 90th business day.

A qualified offer is an offer that has, to the extent required for the type of offer specified, each of the following characteristics:

•

is a fully financed all-cash tender offer or an exchange offer offering at least 70 percent cash and shares of common stock of the offeror, in each such case for any and all of the outstanding shares of common stock of the company;

•	is an offer that has commenced within the meaning of Rule 14d-2(a) under the Securities Exchange Act of 1934;

•

is an offer whose per-share price is greater than the highest reported market price of the company’s common stock in the preceding 24 months and represents a reasonable premium above the average of the closing prices for the five trading days immediately preceding the commencement date of the offer;

•

is an offer that is accompanied by a written opinion of a nationally recognized investment banking firm that is addressed to the company and the holders of shares of common stock of the company other than the offeror and states that the price to be paid to such holders pursuant to the offer is fair from a financial point of view to such holders and includes any written presentation of such firm showing the analysis and range of values underlying such conclusions, which written opinion and any such presentation are updated and provided to the company within two business days prior to the date such offer is consummated, and within 20 business days after the commencement date of the offer (or within 10 business days after any increase in the offer consideration) does not result in a nationally recognized investment banking firm retained by the Board rendering an opinion to the Board that the consideration being offered to the company shareholders is either unfair or inadequate;

•

is subject only to the minimum tender condition described below and other usual and customary terms and conditions, which conditions shall not include any financing, funding or similar condition or any requirements with respect to the offeror or its agents being permitted to conduct any due diligence with respect to the books, records, management, accountants and other outside advisers of the company;

•

is accompanied by an irrevocable written commitment by the offeror to the company that the offer will remain open for at least 60 business days and, if a special meeting is duly requested by the company’s shareholders with respect to the offer, at least 10 business days after the date of the special meeting or, if no special meeting is held within 90 business days following receipt of the special meeting notice, for at least 10 business days following such 90 business day period;

•

is accompanied by an irrevocable written commitment by the offeror to the company that, in addition to the minimum time periods specified above, the offer will be extended for at least 20 business days after any increase in the price offered, and after the commencement of any bona fide alternative offer;

•

is conditioned on a minimum of 90% of the outstanding shares of company common stock (other than shares of common stock held by the offeror) being tendered and not withdrawn as of the offer’s expiration date which condition shall not be waivable;

•

is accompanied by an irrevocable written commitment by the offeror to the company to consummate promptly upon successful completion of the offer a second-step transaction whereby all shares of common stock of the company not tendered into the offer will be acquired at the same amount and form of consideration per share actually paid pursuant to the offer, subject to shareholders’ statutory appraisal rights, if any;

•

is accompanied by an irrevocable written commitment by the offeror to the company that no amendments will be made to the offer to reduce the offer consideration, change the form of consideration offered, reduce the number of shares being sought or otherwise change the terms of the offer in a way that is adverse to a tendering shareholder;

•

is an offer pursuant to which the company has received an irrevocable written commitment of the offeror that the offeror will pay (or share with any other offeror) at least one-half of the company’s costs of a special meeting requested with respect to such offer; and

•

is an offer pursuant to which the company has received an irrevocable written commitment of the offeror that if the offer is not consummated, the offeror will not make any offer for or purchase any equity securities of the company for a period of one year after the commencement of the original offer if such original offer does not result in the tender of at least 85% of the outstanding shares of common stock not owned by the offeror.

Any offers are subject to further conditions for qualification as “qualified offers”, as set forth in the Rights Agreement. These conditions generally require assurance that the offer is fully financed and that the offeror has sufficient committed resources to consummate the offer. Any offers that have acquiror common stock as partial consideration are subject to further conditions for qualification as “qualified offers,” as set forth in the Rights Agreement. These conditions generally require certain safeguards regarding, and access to, information about the acquiror to allow an informed determination as to the value and risks of the stock, including safeguards against developments that adversely affect the value of the stock, that the acquiror’s stock (which may not have subordinated voting rights nor may its ownership be heavily concentrated in one person or group) is listed on a national exchange, that the acquiror meets certain seasoned issuer standards under the Securities Act of 1933, and that no acquiror shareholder approval of the issuance of the consideration to the company’s shareholders is necessary after commencement of the offer.

Adjustments to Exercise Price

The exercise price for each Right and the number of shares of common stock (or other securities or property) issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution.

Amendments to Terms of the Rights

The provisions of the Rights Agreement may be amended by the Board without the approval of any holders of certificates for Rights in order to cure any ambiguity, to correct or supplement any provision contained therein which may be defective or consistent with any other provisions therein, or to make any other provisions with respect to the Rights which the company may deem necessary or desirable; provided, however, that from and after such time as any person or group becomes the beneficial owner of 20% or more of the outstanding shares of common stock of the company, the Rights Agreement may not be amended in any manner that would adversely affect the interests of the holders of the Rights.

Term

The Rights will expire at the close of business on October 17, 2012, unless earlier exercised or redeemed or exchanged by the company, as described above and in accordance with the terms of the Rights Agreement.

Anti-Takeover Effects

The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the company without conditioning the offer on redemption of the Rights or on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board prior to the time that the Rights may not be redeemed (as described above) since the company, at the option of the Board in accordance with the Rights Agreement, may, at any time prior to the acquisition by a person of beneficial ownership of 20% or more of the outstanding shares of common stock of the company, redeem all but not less than all the then outstanding Rights at $.001 per Right. In addition, prior to such time, the shareholders may cause the redemption of the Rights in accordance with the Rights Agreement. The Rights are designed to provide additional protection against abusive takeover tactics such as offers for all shares at less than full value or at an inappropriate time (in terms of maximizing long-term shareholder value), partial tender offers and selective open-market purchases. The Rights are intended to assure that the Board has the ability to protect shareholders and the company if abusive or otherwise undesirable takeover tactics are initiated against the company or efforts are made to gain control of the company in a manner that is not in the best interests of the company and its shareholders.

The Board of Directors believes that the Rights Agreement is in the best interests of the company’s shareholders because it:

•

Provides a way for the Board to defend shareholders against abusive tactics used to gain control of the company without paying all shareholders a fair premium and to ensure that all company shareholders are treated fairly and equally in an acquisition of the company.

•

Encourages anyone seeking to acquire control of the company to negotiate in good faith with the Board and gives the Board significant negotiating power on behalf of the shareholders. This enables the Board to negotiate a fair premium for shareholders that is consistent with the intrinsic value of the company and to block any transaction by an acquiror who is unwilling to pay a fair price (subject to the shareholders’ right to cause the redemption of the Rights under certain circumstances described above).

•

Slows the process by which a potential acquiror may gain control of the company, thereby affording the Board additional time to evaluate a proposed transaction and, if necessary, seek alternative transactions or implement other courses of action to maximize shareholder value.

•

Provides the Board with the ability to run an effective auction of the company or other sale process, where the Board has decided to sell the company, and to protect a negotiated transaction from interlopers once the auction or other sale process is completed.

•

Reduces the likelihood that a potential acquiror who is unwilling to pay a sufficient premium will attempt to acquire the company by means of an open market accumulation, a partial bid for the company, a front-end loaded tender offer or other coercive or unfair takeover tactics, since it limits the size of the position the acquiror may take without the concurrence of the Board.

•

Does not prevent the making of unsolicited offers or the acquisition of the company at a full and fair price since the existence of the Rights Agreement does not eliminate the Board’s responsibility to consider acquisition proposals in a manner consistent with the directors’ fiduciary duties to shareholders.

Shareholder Ratification

Shareholders are being asked to vote to ratify the Rights Agreement in an effort to determine the viewpoint of shareholders on the advisability of the Rights Agreement. If the Rights Agreement is not ratified by shareholders as proposed, the Board intends to reevaluate the Rights Agreement and determine whether it believes the Rights Agreement in its current form continues to be in the shareholders’ best interests. The Board may, as a result of such reevaluation and determination, terminate the Rights Agreement, modify the terms of the Rights Agreement or allow the Rights Agreement to remain in place without change, among other actions.

The Board of Directors unanimously recommends a vote FOR the proposal to ratify the Rights Agreement.

ITEM 4:	APPROVAL OF INCENTIVE COMPENSATION PLAN

On August 12, 2009, subject to shareholder approval, the Board of Directors unanimously approved amending and restating the Incentive Compensation Plan (the “Plan”). The Plan permits the issuance of 6,800,000 shares of the company’s common stock for fiscal 2010 and subsequent years. The Board’s action follows recommendations of the Compensation Committee (the “Committee”) and Hewitt Associates LLC, which the Committee independently retained to provide advice concerning the Plan.

The Plan authorizes the Committee from time to time to select participants to whom awards shall be granted and to determine the nature and amount of each award. Participants in the Plan include officers and employees of the company, its subsidiaries and affiliates who are responsible for or contribute to the management, growth and profitability of the company, non-employee directors of the company, and other individuals who provide services to the company.

Shareholders last approved the Plan in October 2004, when 8,000,000 post-split shares were added for future awards under the Plan. The following table provides the aggregate number of shares outstanding and the number of shares available under all equity compensation plans for future grant as of the record date of August 24, 2009:

Number of Stock Options Outstanding	4,755,221
Weighed Average Exercise Price	28.39
Weighted Average Term in Years	6.92
Number of Stock Awards Outstanding	748,213
Number of Shares Remaining for Future Grant
Incentive Compensation Plan	4,318,506
Common Shares Outstanding	50,002,339

Upon approval of the Plan by shareholders, 2,481,494 shares will be added to the shares remaining available for grant under the Plan. No other shares remain available for grant under any other company equity compensation plans or programs. As of August 24, 2009, the closing price of the company’s common stock on the NYSE was $18.88 per share.

The primary purpose for seeking shareholder authorization for additional shares under the Plan is to accommodate the continued issuance of stock options, restricted stock and deferred stock as incentive compensation to officers and key employees of the company, and the continued issuance of deferred stock as compensation to directors for their services to the company. The Plan also has the following provisions governing incentive compensation awards:

•

all stock options and stock appreciation rights have an exercise price equal to 110% of the fair market value of the company’s common stock on the award date and expire no later than the last day of the month 5 years after the award date,

•	the list of objective performance goals that may be selected by the Committee for cash bonus awards is expanded,

•	cancellation or exchange of underwater stock options is prohibited without shareholder approval,

•	participants may pay the exercise price of stock options with company stock or in a net exercise, but not with restricted or deferred stock,

•	director fees may be paid in deferred stock,

•	awards may be made to third parties who provide services to the company,

•

the fair market value of the company’s common stock is defined as the closing sales price on the New York Stock Exchange on the award date rather than the mean between the high and low reported sales price, and

•	outdated provisions are eliminated from the prior incentive compensation plan relating to incentive stock options and the minimum holding period for stock options.

If the Plan is approved, the Committee expects to make cash and equity awards in accordance with the following incentive compensation plans and programs, as amended and supplemented from time to time. If the Plan is not approved, no cash bonuses will be paid under the Plan.

EVA Incentive Compensation Plan

The Economic Value Added Incentive Compensation Plan (“EVA Plan”) is the company’s cash incentive plan for officers and key employees. The EVA Plan is intended to promote the maximization of shareholder value over the long term by rewarding participants for an increase in the value of the company to its shareholders. The EVA Plan also provides competitive levels of compensation to attract and retain employees who are able to exert a significant impact on the value of the company. The Compensation Discussion and Analysis and compensation tables located elsewhere in this proxy statement describe how the EVA Plan works.

Approximately 110 employees, including all officers named in the Summary Compensation Table, are expected to participate in the EVA Plan.

Premium Option and Stock Award Program

The Premium Option and Stock Award Program (“Executive Program”) is designed to link the interests of all senior executives to the long-term consolidated financial results of the company. In general, each year designated executives are awarded stock options having a value equal to the executive’s target incentive award under the EVA Plan, and also are awarded restricted or deferred shares having a value equal to the amount of the executive’s actual bonus. These provisions are intended to reduce the volatility of incentive compensation from year to year, increase stock ownership by executives, and relate the award of restricted and deferred shares to the company’s financial performance. Details of how the Executive Program works are contained in the Compensation Discussion and Analysis and accompanying compensation tables located elsewhere in this proxy statement.

Since 2004, the Executive Program has required that the exercise price of stock options be 110% of the fair market value of the company’s common stock on the date of award, that options become exercisable three years after the award date and expire five years after the award date, and that the vesting period for restricted and deferred stock be five years after the award date. In addition, the vesting date is not accelerated by early or regular retirement, except in extraordinary circumstances approved by the Committee. If an executive resigns his or her employment prior to the vesting date, the restricted or deferred shares are forfeited. To the extent stock options or restricted or deferred shares terminate or lapse without being exercised or vested, the shares are again available for distribution in connection with further awards under the Plan.

The Committee, in its sole discretion, may elect to cash out all or any portion of the stock options by paying a per share amount equal to the excess of the fair market value at exercise over the option exercise price. Such payment may be in cash or common stock. The Committee may also elect to substitute stock appreciation rights for any or all outstanding options at any time. Stock options are not transferable except by will or the laws of descent or distribution.

Approximately 15 persons, including all officers named in the Summary Compensation Table, are expected to participate in the Executive Program.

Key Manager Stock Award Program

The Key Manager Stock Award Program (“Key Manager Program”) was established by the Committee in August 2009. It provides key managers who are not company officers with an opportunity to earn awards of restricted and deferred stock based on their achievement of performance goals approved by the Committee under the EVA Plan. The value of an award under the Key Manager Program is equal to the lesser of the manager’s actual cash bonus under the EVA Plan or 150% of his or her target cash bonus.

Approximately 15 persons are expected to participate in the Key Manager Program.

Other Restricted and Deferred Stock Awards

The Committee or Chief Executive Officer may award restricted or deferred stock on occasion to key employees not covered by the Executive Program or Key Manager Program. In the past two fiscal years, the Committee and CEO approved such awards totaling 149,275 shares. The number of shares that will be issued under the Plan for this purpose in the form of restricted and deferred stock is expected to be comparable in future years.

Deferred Compensation Plan for Directors

Nonemployee directors participate in the Deferred Compensation Plan for Directors (the “Deferred Plan”). This plan requires that 50% of each director’s annual compensation be paid in deferred stock (currently $75,000) and be held under the Deferred Plan until the director resigns or retires from the Board of Directors. Dividends declared on deferred stock accumulate as additional shares of deferred stock. The Deferred Plan is administered by the full Board of Directors, and may be modified or terminated by it at any time.

There are currently 7 nonemployee directors who participate in the Deferred Plan.

Other Plan Provisions

The Plan has aggregate and annual limits on various awards. The total number of shares available for future distribution under the Plan is 6,800,000 shares. Solely for the purpose of applying this limitation, the number of shares available for issuance under the Plan shall be reduced by 1.00 share of stock for every one share of stock issued in respect of an award of a stock option or stock appreciation right and 2.91 shares of stock for every one share of stock issued in respect of an award other than an award of a stock option, stock appreciation right or award that must be settled in cash. All shares in aggregate shall be available for issuance as incentive stock options. Annual limits in the Plan on individual employee awards are $3 million in cash bonuses, 230,000 stock options and 160,000 shares of restricted and deferred stock.

The Plan permits the Committee to condition awards to such terms and conditions as it deems desirable. In addition to the terms and conditions stated above, the Committee has decided to require that award recipients comply with certain confidentiality, non-solicitation and non-competition obligations, and that an award may be “clawed back” if the recipient breaches the confidentiality, non-solicitation and non-competition obligations or if there is a material restatement of the company’s annual report filed with the SEC caused by the negligence or misconduct of one or more persons. These clawback provisions supplement provisions that have been in the EVA Plan for many years requiring that a portion of any extraordinary bonus earned by a senior executive be placed in a bonus bank, where it is subject to reduction if the company’s future financial performance deteriorates.

The Plan permits the Committee to grant Stock Appreciation Rights (“SARs”) as a freestanding incentive award, in conjunction with all or part of any stock options granted under the Plan, or as a substitute for outstanding options. For freestanding SARs, the grant price will be 110% of the fair market value of the company’s common stock on the date of award. For SARs granted in connection with option awards, the grant price of the SARs will be equal to the exercise price of the related options. For SARs substituted for outstanding options, the grant price will be equal to the exercise price of the options.

SARs awarded on a freestanding basis become exercisable on such date as the Committee may determine when it makes the award, and will expire no later than 5 years after the date of award. SARs issued in connection with options may be surrendered by the holder in connection with the exercise of the related options. SARs issued to replace outstanding options may be surrendered for payment at any time during which the holder would have been entitled to exercise the related options. When a holder surrenders a SAR, the holder is entitled to a payment in cash, shares of stock or both equal in value to the difference between the fair market value of the company’s common stock at the time of surrender and the price established for the SAR at the time of award.

Upon the occurrence of a “change in control” of the company as defined in the Plan, any outstanding stock options which are not then exercisable will become fully exercisable. If an optionee’s employment is terminated at or following a change in control (other than by death, disability, or retirement), the exercise periods of an optionee’s stock options will be extended to the earlier of six months and one day from the date of employment termination or the options’ respective expiration dates.

In the event of any merger, stock split, consolidation, recapitalization, stock dividend, reorganization or other change in corporate structure affecting the common stock, the Board of Directors may, in its sole discretion, make such substitutions or adjustments in the aggregate number of shares reserved for issuance under the Plan, in the number and option price of shares subject to outstanding options (and related stock appreciation rights), in the number and purchase price of shares subject to outstanding stock purchase rights, and in the number of shares subject to other awards granted under the Plan.

Federal Income Tax Aspects

The following is a brief summary of the company’s understanding of the principal anticipated federal income tax consequences of awards made under the Plan based upon the applicable provisions of the Internal Revenue Code in effect on the date hereof. This summary is not intended to be exhaustive, and does not describe state or local tax consequences.

1. Incentive Stock Options. An optionee will not realize taxable income at the time an ISO is granted or exercised. If common stock is issued to an optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of the shares is made by the optionee within two years of the date of grant or within one year after exercise of the option, then (a) any gain upon the subsequent sale of the shares will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term loss, and (b) no deduction will be allowed to the company for federal income tax purposes. The spread between the ISO price and the fair market value of the shares at the time of exercise is an adjustment item for purposes of the alternative minimum tax.

If an optionee disposes of shares acquired upon the exercise of an ISO before the expiration of the holding periods described above, then generally (a) the optionee will be taxed as if he or she had received compensation income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares on the exercise date (or, if less, the amount realized on the disposition of the shares) over the option price paid for such shares, and (b) the company will generally be entitled to a corresponding deduction in that year. Any further gain or loss realized by the participant will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the company.

Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the optionee’s employment, the option will generally be treated for tax purposes as a non-qualified stock option.

All stock acquired pursuant to the exercise of an ISO is subject to the holding period rules and disqualifying disposition rules described above, regardless of whether such stock is paid for with cash or previously acquired shares. Furthermore, the exercise of an ISO with previously acquired stock will be deemed to be an exchange to which Section 1036 of the Code applies. The optionee’s basis in the number of shares of ISO stock that equals the number of previously acquired shares used to exercise the ISO shall equal the basis of the previously acquired shares used to exercise the ISO, increased by the amount of compensation recognized in the transaction, if any. The optionee’s basis in any remaining shares of ISO stock shall be zero.

If a “statutory option stock” (stock acquired through the exercise of a qualified stock option, an ISO, an option granted under an employee stock purchase plan or a restricted stock option) is transferred to acquire shares offered under an ISO, and if the applicable holding periods for such statutory option stock have not been met before such transfer, the transfer will result in ordinary income with respect to the stock disposed of, but will not affect the tax treatment, as described above, for the stock received.

To the extent that the fair market value of common stock (determined as of the date of award) subject to ISOs exercisable for the first time by an optionee during any calendar year exceeds $100,000, those options will not be considered ISOs.

2. Non-Qualified Stock Options. An optionee will not realize taxable income at the time a NQSO is granted, but taxable income will be realized, and the company will generally be entitled to a deduction, at the time of exercise of the NQSO. The amount of income (and the company’s deduction) will be equal to the difference between the NQSO exercise price and the fair market value of the shares on the date of exercise. The income realized will be taxed at ordinary income tax rates for federal income tax purposes. On subsequent disposition of the shares acquired upon exercise of a NQSO, capital gain or loss as determined under the normal capital asset holding period rules will be realized in the amount of the difference between the proceeds of sale and the fair market value of the shares on the date of exercise. Where the NQSO exercise price is paid in “delivered stock,” the exercise is treated as a tax-free exchange of the shares of delivered stock (without recognizing any taxable gain with respect thereto) for a like number of new shares. The optionee’s basis in the number of new shares that equals the number of shares used to exercise the NQSO will equal the basis of the shares used to exercise the NQSO, and the optionee’s holding period for the new shares will include the optionee’s holding period in the shares used to exercise the NQSO. The optionee’s basis in any remaining shares will equal the amount of compensation income recognized upon exercise of the NQSO and the optionee’s holding period for such shares will begin on the date the optionee acquires them. This mode of payment does not affect the ordinary income tax liability incurred upon exercise of the NQSO described above.

3. Restricted Stock. A grantee generally recognizes no taxable income at the time of an award of restricted stock. However, a grantee may make an election under Section 83(b) of the Code to have the grant taxed as compensation income at the date of receipt, with the result that any future appreciation (or depreciation) in the value of the shares of stock granted may be taxed as capital gain (or loss) upon a subsequent sale of the shares. If the grantee does not make a Section 83(b) election, then the grant will be taxed as compensation income at the full fair market value on the date the stock is no longer subject to a substantial risk of forfeiture. The company is generally entitled to an income tax deduction for any compensation income taxed to the grantee.

4. Deferred Stock. A grantee who has been awarded deferred stock will not recognize taxable income until the applicable award cycle expires and the grantee is in receipt of the stock distributed in payment of the award, at which time such grantee will realize compensation income equal to the full fair market value of the shares delivered. The company is generally entitled to an income tax deduction for any compensation income taxed to the grantee.

5. SARs. A grantee will not recognize taxable income upon the grant of a SAR. Upon the exercise of a SAR, the consideration paid to the grantee upon exercise of the SAR will constitute compensation taxable to the grantee as ordinary income. The company is generally entitled to an income tax deduction for any compensation income taxed to the grantee upon exercise of a SAR.

6. Tax Withholding. Under the Plan, an employee must pay the company, no later than the date on which an amount first becomes includable in his or her gross income for federal income tax purposes with respect to an award, any taxes required to be withheld with respect to such amount. Such withholding obligation may be settled with already owned shares, including shares that constitute part of the award giving rise to the withholding obligation, unless otherwise determined by the company. The amount of income recognized is not reduced by the delivery of already owned shares or the retention by the company of shares issuable under an award to satisfy withholding obligations.

Plan Benefits

The number of awards to be made pursuant to the Plan is subject to the discretion of the Committee and therefore cannot be determined with certainty at this time. However, the company anticipates that the Committee will continue in future years to make annual cash and equity awards as described above. With respect to fiscal year 2009, a total of $4,698,000 was awarded as cash bonuses under the EVA Plan to be paid in December 2009, 730,000 stock options were awarded under the Executive Program, and 342,630 shares of restricted and deferred stock were awarded under all the programs and plans described above, including the Powerful Solution Incentive Compensation Plan. The Powerful Solution Plan was in effect only for fiscal years 2008 and 2009 and will not be continued in future years. It is summarized in the Compensation Discussion and Analysis.

Shareholder Cost

The shareholder cost of stock-based incentive plans has traditionally been measured by potential voting power dilution (i.e., shares reserved divided by fully diluted shares outstanding). Shareholders have increasingly focused more on the expected economic cost of stock-based incentive plans (i.e., the value of stock and options reserved divided by the market value of shares outstanding). This approach, unlike the traditional approach, recognizes that stock grants are more expensive than conventional stock options and that conventional stock options are more expensive than premium-priced stock options. The Board believes that expected economic cost is the most appropriate measure of shareholder cost. Because the stock options will have a 110% exercise price and an exercise period that begins three years and ends five years after the grant date, the Committee believes that the economic cost of the Plan as a percent of the market value of the company’s shares outstanding is reasonable and significantly less than for traditional grants.

In summary, the Board believes that the cost to be incurred by shareholders under the Plan is reasonable to obtain the benefits of a balanced but strong incentive for management to increase shareholder value. A copy of the full text of the Plan is attached as Exhibit B to this proxy statement.

The Board of Directors recommends a vote FOR approval of the Plan.

ANNUAL REPORT TO THE SECURITIES AND EXCHANGE

COMMISSION ON FORM 10-K

Briggs & Stratton is required to file an annual report on Form 10-K with the Securities and Exchange Commission. A copy of Form 10-K for the fiscal year ended June 28, 2009 accompanies this proxy statement. Requests for additional copies should be directed to Carole Ford, Shareholder Relations, Briggs & Stratton Corporation, P.O. Box 702, Milwaukee, Wisconsin 53201.

SHAREHOLDER PROPOSALS

Proposals that shareholders intend to present at the 2010 annual meeting must be received at Briggs & Stratton’s principal executive offices no earlier than July 2, 2010 and no later than July 27, 2010, in order to be presented at the meeting and must be in accordance with the requirements of the Bylaws of Briggs & Stratton. Shareholder proposals must be received by May 13, 2010 to be considered for inclusion in the proxy material for that meeting under the SEC’s proxy rules.

BY ORDER OF THE BOARD OF DIRECTORS BRIGGS & STRATTON CORPORATION

Robert F. Heath, Secretary

Wauwatosa, Wisconsin

September 10, 2009

EXHIBIT A

SUMMARY OF RIGHTS TO PURCHASE

COMMON SHARES

On August 6, 1996, the Board of Directors of Briggs & Stratton Corporation (the “Company”) declared a dividend of one common share purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 per share (the “Common Shares”), of the Company. The dividend was paid on August 19, 1996 (the “Record Date”) to the shareholders of record on that date. Each Right entitles the registered holder to purchase from the Company one-half of one Common Share of the Company at a price (the “Purchase Price”) of $80 per full share, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”) between the Company and National City Bank, as Rights Agent (the “Rights Agent”) dated as of August 7, 1996, as amended through August 12, 2009 and as may thereafter be amended. Until the earlier to occur of (i) 10 days following public announcement that a person or group of affiliated or associated persons (other than the Company, a subsidiary of the Company or an employee benefit plan of the Company or a subsidiary) (an “Acquiring Person”) have acquired beneficial ownership of 20% or more of the outstanding Common Shares or (ii) 10 business days (or such later date as may be determined by action of the Company’s Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group (other than the Company, a subsidiary of the Company or an employee benefit plan of the Company or a subsidiary) of 20% or more of the outstanding Common Shares (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate.

The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), (i) the Rights will be transferred with and only with the Common Shares; (ii) new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference; and (iii) the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire on October 17, 2012 (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company (including by shareholder action in connection with a “Qualified Offer” as defined in the Agreement), in each case, as described below.

The Purchase Price payable, and the number of Common Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Shares, (ii) upon the grant to holders of the Common Shares of certain rights or warrants to subscribe for or purchase Common Shares at a price, or securities convertible into Common Shares with a conversion price, less than the then-current market price of the Common Shares or (iii) upon the distribution to holders of the Common Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Common Shares) or of subscription rights or warrants (other than those referred to above).

In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that

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each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current Purchase Price, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the then current Purchase Price. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise at the then current Purchase Price that number of Common Shares having a market value of two times the Purchase Price.

At any time after any Person becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Common Share per Right (subject to adjustment).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. The Company is not required to issue any fractional Common Shares and in lieu thereof, an adjustment in cash may be made based on the market price of the Common Shares on the last trading day prior to the date of exercise.

At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Common Shares, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish. In addition, if the Company receives a Qualified Offer (as defined in the Agreement), then the Rights may be redeemed by way of shareholder action taken at a special meeting of shareholders called by the Board upon the written notice of the holders of at least 10% of Common Shares then outstanding (other than Common Shares held by the offeror or its Affiliates and Associates) for the purpose of voting on a resolution accepting the Qualified Offer and authorizing the redemption of the Rights pursuant to the provisions of the Agreement. The written notice must be received by the Company not earlier than 60 nor later than 80 business days following the commencement of a Qualified Offer that has not been terminated prior thereto and that continues to be a Qualified Offer. The special meeting must be held on or prior to the 90th business day following Company’s receipt of such notice. Such an action by the shareholders requires the affirmative vote of a majority of all Common Shares entitled to vote on such issue (excluding Common Shares held by the offeror and its Affiliates or Associates). If either (A) the special meeting is not held on or prior to the 90th business day following receipt of the special meeting notice, or (B) at the special meeting, the requisite holders of Common Shares vote in favor of the redemption resolution, then all of the Rights will be deemed redeemed by such failure to hold the special meeting or as a result of such shareholder action, as the case may be, at the Redemption Price, or the Board of Directors shall take such other action as would prevent the existence of the Rights from interfering with the consummation of the Qualified Offer, effective immediately prior to the consummation of the Qualified Offer if, and only if, the Qualified Offer is consummated within 60 days after either (x) the close of business on the 90th business day following receipt of the special meeting notice if a special meeting is not held on or prior to such date or (y) the date on which the results of the vote on the redemption resolution at the special meeting are certified as official, as the case may be. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

“Qualified Offer” means an offer that has each of the following characteristics:

•

a fully financed all-cash tender offer or an exchange offer offering at least 70 percent cash and common shares of the offeror, in each such case for any and all of the outstanding Common Shares of the Company;

•	an offer that has commenced within the meaning of Rule 14d-2(a) under the Exchange Act;

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•

an offer whose per-share offer price (A) is greater than the highest reported market price for the Common Shares of the Company during the 24-month period immediately preceding the date on which the offer is commenced and (B) represents a reasonable premium above the average of the closing prices for the five trading days immediately preceding the date on which the offer is commenced;

•

an offer that (A) is accompanied by a written opinion of a nationally recognized investment banking firm that is addressed to the Company and the holders of Common Shares of the Company other than such Person and states that the price to be paid to such holders pursuant to the offer is fair from a financial point of view to such holders and includes any written presentation of such firm showing the analysis and range of values underlying such conclusions, which written opinion and any such presentation are updated and provided to the Company prior to the date such offer is consummated, and (B) within 20 business days after the commencement date of the offer (or within 10 business days after any increase in the offer consideration), does not result in a nationally recognized investment banking firm retained by the Board of Directors of the Company rendering an opinion to the Board of Directors of the Company that the consideration being offered to the holders of the Common Shares is either unfair or inadequate;

•

if the offer includes common shares of the offeror, an offer pursuant to which (A) the offeror shall permit a nationally recognized investment banking firm retained by the Board of Directors of the Company and legal counsel designated by the Company to have access to such offeror’s books, records, management, accountants and other appropriate outside advisers for the purposes of permitting such investment banking firm and such legal counsel to conduct a due diligence review of the offeror in order to permit such investment banking firm to be able to render an opinion to the Board of Directors of the Company with respect to whether the consideration being offered to the holders of the Common Shares of the Company is fair or adequate, and (B) within 10 business days after such investment banking firm shall have notified the Company and the offeror that it had completed the due diligence review to its satisfaction (or following completion of such due diligence review within 10 business days after any increase in the consideration being offered), such investment banking firm does not render an opinion to the Board of Directors of the Company that the consideration being offered to the holders of the Common Shares of the Company is either unfair or inadequate and such investment banking firm does not after the expiration of such 10 business day period render an opinion to the Board of Directors of the Company that the consideration being offered to the holders of the Common Shares of the Company has become either unfair or inadequate based on a subsequent disclosure or discovery of a development or developments that have had or are reasonably likely to have a material adverse affect on the value of the common shares of the offeror;

•

an offer that is subject only to the minimum tender condition described below and other usual and customary terms and conditions, which conditions shall not include any financing, funding or similar condition or any requirements with respect to the offeror or its agents being permitted any due diligence with respect to the books, records, management, accountants and other outside advisers of the Company;

•

an offer pursuant to which the Company has received an irrevocable written commitment of the offeror that the offer will remain open for at least 60 business days and, if a special meeting is duly requested under the redemption provisions, for, at least 10 business days after the date of the special meeting or, if no special meeting is held within 90 business days following receipt of the special meeting notice, for at least 10 business days following such 90 business day period;

•

an offer pursuant to which the Company has received an irrevocable written commitment by the offeror that the offer, if it is otherwise to expire prior thereto, will be extended for at least 20 business days after any increase in the price offered, and after any bona fide alternative offer is commenced;

•

an offer that is conditioned on a minimum of at least 90% of the outstanding Common Shares (other than Common Shares held by the offeror) being tendered and not withdrawn as of the offer’s expiration date, which condition shall not be waivable;

•	an offer pursuant to which the Company has received an irrevocable written commitment by the offeror to consummate as promptly as practicable upon successful completion of the offer a second

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step transaction whereby all Common Shares not tendered into the offer will be acquired at the same amount and form of consideration per share actually paid pursuant to the offer, subject to shareholders’ statutory appraisal rights, if any;

•

an offer pursuant to which the Company has received an irrevocable written commitment of the offeror that no amendments will be made to the offer to reduce the offer consideration, change the form of consideration offered, reduce the number of shares being sought, or otherwise change the terms of the offer in a way that is adverse to a tendering shareholder;

•

if the offer includes common shares of the offeror, (A) the offeror is a publicly owned United States corporation, and its common shares are freely tradable and are listed or admitted to trading on the New York Stock Exchange, the Nasdaq Global Market or the Nasdaq Global Select Market, (B) no shareholder approval of the offeror is required to issue such common shares or, if required, such approval has already been obtained, (C) no Person beneficially owns more than 20% of the voting stock of the offeror at the time of commencement of the offer or at any time during the term of the offer, and (D) no other class of voting stock of the offeror is outstanding, and the offeror meets the registrant eligibility requirements for use of Form S-3 for registering securities under the Securities Act of 1933, as amended, including, without limitation, the filing of all required Exchange Act reports in a timely manner during the 12 calendar months prior to the date of commencement of the offer;

•

an offer pursuant to which the Company has received an irrevocable written commitment of the offeror that the offeror will pay (or share with any other offeror) at least one-half of the Company’s costs of a special meeting requested with respect to such offer; and

•

an offer pursuant to which the Company has received an irrevocable written commitment of the offeror that, if the offer is not consummated, the offeror will not make any offer for or purchase any equity securities of the Company for a period of one year after the commencement of the original offer if such original offer does not result in the tender of at least 85% of the outstanding Common Shares not owned by the offeror.

The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

A copy of the Rights Agreement, as amended through August 12, 2009, has been filed with the U.S. Securities and Exchange Commission as an exhibit to the Company’s amended registration statement on Form 8-A/A filed on August 17, 2009, and is available on the Commission’s website (www.sec.gov). A copy of the Rights Agreement is also available free of charge from the Company upon written request to the Company’s Secretary. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.

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EXHIBIT B

THE BRIGGS & STRATTON CORPORATION

INCENTIVE COMPENSATION PLAN

Section 1. Purpose; Definitions.

The purpose of the Plan is to enable key employees and directors of the Company, its subsidiaries and affiliates, as well as appropriate third parties who can provide valuable services to the Company, to participate in the Company’s future by offering them proprietary interests in the Company. The Plan also provides a means through which the Company can attract and retain such persons.

For purposes of the Plan, the following terms are defined as set forth below:

(a)	“Board” means the Board of Directors of the Company.

(b)	“Cash Bonus Award” means an award pursuant to Section 9.

(c)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(d)	“Commission” means the Securities and Exchange Commission or any successor agency.

(e)	“Committee” means the Committee referred to in Section 2.

(f)	“Company” means Briggs & Stratton Corporation, a corporation organized under the laws of the State of Wisconsin, or any successor corporation.

(g)	“Deferred Stock” means an award made pursuant to Section 8.

(h)	“Directors’ Fees in Stock” means an award of stock made to a director pursuant to Section 10.

(i)	“Disability” means permanent and total disability as determined under procedures established by the Committee for purposes of the Plan.

(j)	“Early Retirement” means retirement from active employment with the Company, a subsidiary or affiliate pursuant to the early retirement provisions of the applicable pension plan of such employer.

(k)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(l)	“Fair Market Value” means, except as provided in Section 5(h), the closing sales prices of the Stock on the New York Stock Exchange or, if no such sale of Stock occurs on the New York Stock Exchange on such date, the fair market value of the Stock as determined by the Committee in good faith.

(m)	“Incentive Stock Option” means any Stock Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(n)	“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

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(o)	“Normal Retirement” means retirement from active employment or service with the Company, a subsidiary or affiliate at or after age 65 with respect to employees and in accordance with the Board service policy with respect to Directors.

(p)	“Plan” means The Briggs & Stratton Corporation Incentive Compensation Plan, as set forth herein and as hereinafter amended from time to time.

(q)	“Restricted Stock” means an award under Section 7.

(r)	“Retirement” means Normal or Early Retirement.

(s)	“Rule 16b-3” means Rule 16b-3, as promulgated by the Commission under Section 16(b) of the Exchange Act, as amended from time to time.

(t)	“Stock” means the Common Stock, $0.01 par value, of the Company.

(u)	“Stock Appreciation Right” or “SAR” means a right granted under Section 6.

(v)	“Stock Option” or “Option” means an option granted under Section 5.

In addition, the term “Change in Control” has the meaning set forth in Section 11(b).

Section 2. Administration.

For awards that may be granted to eligible employees, the Plan shall be administered by the Compensation Committee of the Board or such other committee of the Board, which shall be constituted to permit the Plan to comply with Rule 16b-3 and Section 162(m) of the Code, who shall be appointed by the Board and who shall serve at the pleasure of the Board. If at any time no Committee shall be in office, the functions of the Committee specified in the Plan shall be exercised by the Board. For awards that may be granted to directors and appropriate third parties, the Plan shall be administered by the entire Board. The term “Committee” shall refer to the Compensation Committee of the Board or such other committee appointed by the Board with respect to the awards granted to eligible employees and the entire Board with respect to awards that may be granted to directors and appropriate third parties.

The Committee shall have plenary authority to grant to eligible employees, pursuant to the terms of the Plan, Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock and Cash Bonus Awards. The Committee shall have plenary authority to grant to directors, pursuant to the terms of the Plan, Non-Qualified Stock Options, Directors’ Fees in Stock, Restricted Stock and Deferred Stock. The Committee shall have plenary authority to grant to appropriate third parties, pursuant to the terms of the Plan, Non-Qualified Stock Options, Restricted Stock and Deferred Stock.

In particular, the Committee shall have the authority, subject to the terms of the Plan:

(a)	to select the officers and other key employees to whom Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock and Cash Bonus Awards may from time to time be granted;

(b)	to select the directors to whom Non-Qualified Stock Options, Directors’ Fees in Stock, Restricted Stock and Deferred Stock may from time to time be granted;

(c)	to select the appropriate third parties to whom Non-Qualified Stock Options, Restricted Stock and Deferred Stock may from time to time be granted;

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(d)	to determine whether and to what extent awards are to be granted hereunder;

(e)	to determine the number of shares to be covered by each award granted hereunder;

(f)	to determine the terms and conditions of any award granted hereunder (including, but not limited to, the share price, any restriction or limitation and any vesting acceleration or forfeiture waiver regarding any Stock Option or other award and the shares of Stock relating thereto, based on such factors as the Committee shall determine);

(g)	to adjust the performance goals and measurements applicable to performance-based awards pursuant to the terms of the Plan;

(h)	to determine under what circumstances a Stock Option may be settled in cash or Stock under Section 5(h);

(i)	to determine if and when any outstanding Stock Options shall be converted to Stock Appreciation Rights as described in Section 6(a) of this Plan;

(j)	to determine to what extent and under what circumstances Stock and other amounts payable with respect to an award shall be deferred; and

(k)	to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

The Committee may act only by a majority of its members then in office, except that the members thereof may authorize (a) any one or more of their number or any officer of the Company to execute and deliver documents on behalf of the Committee, and (b) the chief executive officer of the Company to grant Restricted and Deferred Stock to key employees who are not officers of the Company.

Any determination made by the Committee pursuant to the provisions of the Plan with respect to any award shall be made in its sole discretion at the time of the grant of the award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan participants.

Section 3. Stock Subject to Plan.

The total number of shares of Stock reserved and available for future distribution under the Plan upon its approval by shareholders at the 2009 annual meeting shall be 6,800,000 shares. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares. Solely for the purpose of applying the limitation set forth herein, the number of shares available for issuance under the Plan shall be reduced by 1.00 share of Stock for every one share of Stock granted in respect of an award of a Stock Option or Stock Appreciation Right and 2.91 shares of Stock for every one share of Stock granted in respect of an award other than an award of a Stock Option or Stock Appreciation Right. All shares in aggregate shall be available for issuance as Incentive Stock Options.

Any shares of Stock related to awards under this Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares of Stock, or are settled in cash in lieu of shares of Stock, or are exchanged with the Committee’s permission prior to the issuance of shares of Stock for awards not involving shares of Stock, shall be available again for grant under this Plan. The preceding sentence shall not be applicable with respect to (i) cancellation of a Stock Appreciation Right granted in tandem with a Stock Option upon the exercise of the Stock Option or (ii) cancellation of a Stock Option

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granted in tandem with a Stock Appreciation Right upon the exercise of the Stock Appreciation Right. Furthermore, the following shares of Stock may not again be made available for issuance under this Plan: (a) shares of Stock not issued or delivered as a result of the net settlement of an outstanding Stock Option or Stock Appreciation Right, (b) shares of Stock used to pay the option price or grant price or withholding taxes related to an outstanding award, or (c) shares of Stock repurchased on the open market with the proceeds from the exercise of a Stock Option.

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split or other change in corporate structure affecting the Stock, such substitution or adjustments shall be made in the aggregate number of shares reserved for issuance under the Plan, in the number and option price of shares subject to outstanding Stock Options, and in the number of shares subject to other outstanding awards granted under the Plan as may be determined to be appropriate by the Board, in its sole discretion; provided, however, that the number of shares subject to any award shall always be a whole number. Such adjusted option price shall also be used to determine the amount payable by the Company upon the exercise of any Stock Appreciation Right associated with any Stock Option.

Except as stated above, no additional shares shall be added to the Plan without prior shareholder approval.

Section 4. Eligibility.

Officers and other key employees of the Company, its subsidiaries and affiliates who are responsible for or contribute to the management, growth and profitability of the business of the Company, its subsidiaries or affiliates are eligible to be granted Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock and Cash Bonus Awards. However, no employee shall be eligible to receive awards covering more than 230,000 Stock Options and Stock Appreciation Rights and 160,000 shares of Restricted Stock and Deferred Stock in any fiscal year. Directors of the Company are eligible to be granted Non-Qualified Stock Options and Directors’ Fees in Stock, Restricted Stock and Deferred Stock. Appropriate third parties are eligible to be granted Non-Qualified Stock Options, Restricted Stock and Deferred Stock.

Section 5. Stock Options.

Stock Options may be granted alone or in addition to other awards granted under the Plan and may be of two types: Incentive Stock Options and Non-Qualified Stock Options. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

The Committee shall have the authority to grant any optionee Incentive Stock Options, Non-Qualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation Rights). Incentive Stock Options may be granted only to employees of the Company and its subsidiaries (within the meaning of Section 425(f) of the Code). To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option.

Stock Options shall be evidenced by option agreements, the terms and provisions of which may differ. An option agreement shall indicate on its face whether it is an agreement for Incentive Stock Options or Non-Qualified Stock Options. The grant of a Stock Option shall occur on the date the Committee specifies by resolution, which shall be on or after the date it selects an individual as a participant in any grant of Stock Options, determines the number of Stock Options to be granted to such individual and specifies the terms and provisions of the option agreement. The Company shall notify a participant of any grant of Stock Options, and a written option agreement or agreements shall be duly executed and delivered by the Company.

Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered nor shall any discretion or authority granted under the

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Plan be exercised so as to disqualify the Plan under Section 422 of the Code or, without the consent of the optionee affected, to disqualify any Incentive Stock Option under such Section 422.

Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:

(a)	Option Price. The option price per share of Stock purchasable under a Stock Option shall be equal to 110% of the Fair Market Value of the Stock at time of grant.

(b)	Option Term. The term of each Stock Option shall be fixed by the Committee, but no Incentive Stock Option shall be exercisable later than the last day of the month that is 5 years after the date the Option is granted, and no Non-Qualified Stock Option shall be exercisable later than the last day of the month that is 5 years and one day after the date the Option is granted.

(c)	Exercisability. Stock Options shall be exercisable in accordance with such terms and conditions as shall be determined by the Committee. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine.

(d)	Method of Exercise. Subject to the provisions of this Section 5, Stock Options may be exercised, in whole or in part, at any time during the option exercise period by giving written notice of exercise to the Company specifying the number of shares to be purchased.

Such notice shall be accompanied by payment in full of the purchase price. As determined by the Committee, the purchase price may be paid (i) by certified or bank check or such other instrument as the Company may accept, (ii) by means of tendering shares of Stock, either directly or by attestation (“Delivered Stock”), (iii) by surrendering to the Company shares of Stock otherwise receivable upon exercise of the Stock option (a “Net Exercise”), or (iv) a combination of the foregoing. Delivered Stock and shares of Stock used in a Net Exercise shall be valued based on the Fair Market Value of the Stock on the date the Stock Option is exercised; provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned shares may be authorized only at the time the Stock Option is granted.

No shares of Stock shall be issued until full payment therefor has been made. An optionee shall have all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive dividends, with respect to shares subject to the Stock Option when the optionee has given written notice of exercise, has paid in full for such shares and, if requested, has given the representation described in Section 14(a).

(e)	Non-transferability of Options. No Stock Option shall be transferable by the optionee other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee or by the guardian or legal representative of the optionee, it being understood that the terms “holder” and “optionee” include the guardian and legal representative of the optionee named in the option agreement and any person to whom an option is transferred by will or the laws of descent and distribution.

(f)

Termination. Unless otherwise determined by the Committee, if an optionee’s employment or service terminates for any reason other than death, Disability or Retirement, the Stock Option shall thereupon terminate, except that such Stock Option, to the extent then exercisable, may be exercised for the balance of such Stock Option’s term. Notwithstanding the foregoing, if an optionee’s employment or service terminates at or after a Change in Control (as defined in Section 11(b)), other than by reason of death, Disability or Retirement, any Stock Option held

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by such optionee shall be exercisable for the lesser of (x) six months and one day, and (y) the balance of such Stock Option’s term pursuant to Section 5(b).

(g)	Incentive Stock Option Limitations. To the extent required for “incentive stock option” status under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Stock with respect to which Incentive Stock Options granted after 1986 are exercisable for the first time by the optionee during any calendar year under the Plan and any other stock option plan of any subsidiary or parent corporation (within the meaning of Section 425 of the Code) after 1986 shall not exceed $100,000. Options that are designated as “incentive stock options” and which would exceed the foregoing $100,000 limit shall be treated as Non-’Qualified Stock Options automatically without further action by the Committee.

(h)	Cashing Out of Option. On receipt of written notice to exercise, the Committee may elect to cash out all or part of the portion of any Stock Option to be exercised by paying the optionee an amount, in cash or Stock, equal to the excess of the Fair Market Value of the Stock over the option price (the “Spread Value”) on the effective date of such cash out.

Section 6. Stock Appreciation Rights.

(a)	Grant of SARs. Stock Appreciation Rights may be granted alone (“Freestanding SARs”) or in conjunction with all or part of any Stock Option granted under the Plan (“Tandem SARs”), or in any combination of these forms of SARs. The Committee shall determine the officers and key employees to whom and the time or times at which SAR grants will be made, the number of SARs to be awarded, the time or times within which such awards may be subject to forfeiture and any other terms and conditions of the awards. In the case of SARs granted in conjunction with a Non-Qualified Stock Option, such rights may be granted either at or after the time of grant of such Stock Option. In the case of SARs granted in conjunction with an Incentive Stock Option, such rights may be granted only at the time of grant of such Stock Option. Each SAR award shall be evidenced by an agreement that shall specify the Grant Price, the term of the SAR and such other provisions as the Committee shall determine.

(b)	Grant Price. The Grant Price for each SAR shall be determined by the Committee and shall be specified in the agreement. The Grant Price of a Freestanding SAR shall be equal to 110% of the Fair Market Value of the Shares on the date of grant. The Grant Price of Tandem SARs shall be equal to the Option Price of the related Option.

(c)	Term of SAR. The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion, and specified in the SAR award agreement, but no SAR shall be exercisable later than the last day of the month that is 5 years after the date it is granted. A Tandem SAR shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option, except that, unless otherwise determined by the Committee at the time of grant, a SAR granted with respect to less than the full number of shares covered by a related Stock Option shall not be reduced until the number of shares covered by an exercise or termination of the related Stock Option exceeds the number of shares not covered by the SAR.

(d)	Exercise of SARs. A Freestanding SAR may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes. A Tandem SAR may be exercised by an optionee in accordance with Section 6(e) by surrendering the applicable portion of the related Stock Option in accordance with procedures established by the Committee. Upon such exercise and surrender, the optionee shall be entitled to receive an amount determined in the manner prescribed in Section 6(e). Stock Options which have been so surrendered shall no longer be exercisable to the extent the related SARs have been exercised.

(e)	General Terms and Conditions. SARs shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

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(i)	Tandem SARs shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate are exercisable in accordance with the provisions of Section 5 and this Section 6. Notwithstanding the foregoing,

(ii)	Upon the exercise of an SAR, an optionee shall be entitled to receive an amount in cash, shares of Stock or both equal in value to the excess of the Fair Market Value of one share of Stock over the option price per share specified in the agreement multiplied by the number of shares in respect of which the SAR shall have been exercised, with the Committee having the right to determine the form of payment.

(iii)	Except as otherwise provided in the agreement or otherwise determined at any time by the Committee, no Freestanding SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Tandem SARs shall be transferable only when and to the extent that the underlying Stock Option would be transferable under Section 5(e).

(iv)	Upon the exercise of a Tandem SAR, the gross number of shares of Stock subject to the Stock Option or part thereof to which such SAR is related shall be deemed to have been exercised for the purpose of the limitation set forth in Section 3 on the number of shares of Stock to be issued under the Plan, and not just the net-settled number of shares issued under the SAR at the time of exercise based on the value of the SAR at such time.

(f)	SARS in substitution for Stock Options. In the event the Company is not accounting for equity compensation under APB Opinion No. 25, the Committee shall have the ability to substitute SARs for outstanding Stock Options, without receiving an optionee’s permission and with such SARs to be paid in Stock or cash, at the Committee’s discretion. The terms of the substituted SARs shall be the same as the terms of the Stock Options and the aggregate difference between the Fair Market Value of the underlying Stock and the grant price of the SARs shall be equivalent to the aggregate difference between the Fair Market Value of the underlying Stock and the option price of the Stock Options. If, in the opinion of the Company’s auditors, this provision creates adverse accounting consequences for the Company, the Committee shall have the authority to revoke this provision, after which it shall be considered null and void.

Section 7. Restricted Stock.

(a)	Administration. Shares of Restricted Stock may be issued either alone or in addition to other awards granted under the Plan. The Committee shall determine the officers and key employees to whom and the time or times at which grants of Restricted Stock will be made, the number of shares to be awarded, the time or times within which such awards may be subject to forfeiture and any other terms and conditions of the awards, in addition to those contained in Section 7(c).

The Committee may condition the grant of Restricted Stock upon the attainment of specified performance goals or such other factors or criteria as the Committee shall determine. The provisions of Restricted Stock awards need not be the same with respect to each recipient.

(b)	Awards and Certificates. Each participant receiving a Restricted Stock award shall be issued a certificate in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of such participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of The Briggs & Stratton Corporation Incentive Compensation Plan and a Restricted Stock Agreement. Copies of such Plan and Agreement

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are on file at the offices of Briggs & Stratton Corporation, 12301 West Wirth Street, Wauwatosa, Wisconsin 53222.”

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Restricted Stock award, the participant shall have delivered a stock power, endorsed in blank, relating to the Stock covered by such award.

(c)	Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

(i)	Subject to the provisions of the Plan and the Restricted Stock Agreement referred to in Section 7(c)(vi), during a period set by the Committee, commencing with the date of such award (the “Restriction Period”), the participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock. Within these limits, the Committee may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions, in whole or in part, based on service, performance and such other factors or criteria as the Committee may determine.

(ii)	Except as provided in this paragraph (ii) and Section 7(c)(i), the participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive any cash dividends. If required by the Committee, cash dividends shall be automatically deferred and reinvested in additional Restricted Stock and dividends payable in Stock shall be paid in the form of Restricted Stock.

(iii)	Except to the extent otherwise provided in the applicable Restricted Stock Agreement and Sections 7(c)(i) and (iv), upon termination of a participant’s employment for any reason during the Restriction Period, all shares still subject to restriction shall be forfeited by the participant.

(iv)	In the event of hardship or other special circumstances of a participant whose employment is involuntarily terminated (other than for cause), the Committee may waive in whole or in part any or all remaining restrictions with respect to such participant’s shares of Restricted Stock.

(v)	If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, unlegended certificates for such shares shall be delivered to the participant.

(vi)	Each award shall be confirmed by, and be subject to the terms of, a Restricted Stock Agreement.

Section 8. Deferred Stock.

(a)	Administration. Deferred Stock may be awarded either alone or in addition to other awards granted under the Plan. The Committee shall determine the officers and key employees to whom and the time or times at which Deferred Stock shall be awarded, the number of shares of Deferred Stock to be awarded to any participant, the duration of the period (the “Deferral Period”) during which, and the conditions under which, receipt of the Stock will be deferred and any other terms and conditions of the award, in addition to those contained in Section 8(b). The Committee may condition the grant of Deferred Stock upon the attainment of specified performance goals or such other factors or criteria as the Committee shall determine. The provisions of Deferred Stock awards need not be the same with respect to each recipient.

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(b)	Terms and Conditions. Deferred Stock awards shall be subject to the following terms and conditions:

(i)	Subject to the provisions of the Plan and the Deferred Stock Agreement referred to in Section 8(b)(vii), Deferred Stock awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Deferral Period. At the expiration of the Deferral Period (or Elective Deferral Period as defined in Section 8(b)(vi), where applicable), share certificates shall be delivered to the participant for the shares covered by the Deferred Stock award.

(ii)	Unless otherwise determined by the Committee, amounts equal to any dividends declared during the Deferral Period with respect to the number of shares covered by a Deferred Stock award will be awarded, automatically deferred and deemed to be reinvested in additional Deferred Stock.

(iii)	Except to the extent otherwise provided in the applicable Deferred Stock Agreement and Sections 8(b)(iv) and (v), upon termination of a participant’s employment for any reason during the Deferral Period, the rights to the shares still covered by the Deferred Stock award shall be forfeited.

(iv)	Based on service, performance and such other factors or criteria as the Committee may determine, the Committee may provide for the lapse of deferral limitations in installments and may accelerate the vesting of all or any part of any Deferred Stock award and waive the deferral limitations for all or any part of such award.

(v)	In the event of hardship or other special circumstances of a participant whose employment is involuntarily terminated (other than for cause), the Committee may waive in whole or in part any or all remaining deferral limitations with respect to any or all of such participant’s Deferred Stock.

(vi)	A participant may elect to further defer receipt of the Deferred Stock payable under an award (or an installment of an award) for a specified period or until a specified event (the “Elective Deferral Period”), subject in each case to the requirements of Section 409A of the Code, the Committee’s approval and such terms as are determined by the Committee.

(vii)	Each award shall be confirmed by, and be subject to the terms of, a Deferred Stock Agreement.

Section 9. Cash Bonus Awards.

(a)	Administration. The Committee may establish cash bonus awards for executive officers either alone or in addition to other awards granted under the Plan. The Committee shall determine the time or times at which bonus awards shall be granted, and the conditions upon which such awards will be paid.

(b)	Terms and Conditions.

(i)

A cash bonus award shall be paid solely on account of the attainment of one or more preestablished, objective performance goals. Performance goals shall be based on one or more business criteria that apply to the individual, a business unit, or the corporation as a whole. It is intended that any performance goal will be in a form which relates the bonus to an increase in the value of the Company to its shareholders. Performance goals may include Economic Value Added (“EVA®”) improvement (a financial performance

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measure closely correlated with increases in shareholder value calculated as the excess of net operating profit after taxes less a capital charge), stock price, market share, sales, earnings per share, return on equity, costs, total earnings, earnings growth, return on capital, return on assets, EBIT, sales growth, gross margin, increase in stock price, operating profit, net earnings, cash flow, inventory turns, financial return ratios, balance sheet measurements, customer satisfaction surveys or productivity. In addition, performance goals for any individual who is not a “covered employee”, as that term is defined in Section 162(m) of the Code, may be based upon such other factors as the Committee may determine.

(ii)	Performance goals shall be established in writing by the Committee not later than 90 days after the commencement of the period of service to which the performance goal relates. The preestablished performance goal must state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to any employee if the goal is attained. It is intended that the bonus formula will be based upon a percentage of an individual’s salary or base pay. Upon approval of the Plan by shareholders at the 2009 annual meeting, in no event shall the maximum bonus payable to any individual in any fiscal year exceed $3,000,000.

(iii)	Following the close of the performance period, the Committee shall determine whether the performance goal was achieved, in whole or in part, and determine the amount payable to each individual.

Section 10. Directors’ Fees in Stock

The Board (acting as the Committee under the Plan) may pay all, or such portion as it shall from time to time determine, of the retainer and fees payable to the members of the Board in shares of Stock, Restricted Stock or Deferred Stock. The number of shares to be issued to directors, in lieu of the cash compensation to which they would otherwise be entitled, shall be determined by the Board. The Board may permit or require directors to defer the issuance of Stock hereunder in accordance with such rules as the Board may determine.

Section 11. Change In Control Provisions.

(a)	Impact of Event. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control (as defined in Section 11(b)):

(i)	Any Stock Appreciation Rights and Stock Options outstanding as of the date such Change in Control is determined to have occurred and not then exercisable and vested shall become fully exercisable and vested to the full extent of the original grant.

(ii)	The restrictions and deferral limitations applicable to any Restricted Stock and Deferred Stock shall lapse, and such Restricted Stock and Deferred Stock shall become free of all restrictions and fully vested to the full extent of the original grant.

(b)	Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean the happening of any of the following events:

(i)

The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of Stock of the Company (the “outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the

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election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction described in clauses (i), (ii) and (iii) of paragraph (3) of this subsection (b) of this Section 11; or

(ii)	Individuals who, as of December 1, 1989, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to December 1, 1989 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the lncumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	Approval by the shareholders of the Company and the subsequent consummation of a reorganization, merger or consolidation (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)

Approval by the shareholders of the Company and the subsequent consummation of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) less than 20% of, respectively, the

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then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Company or such corporation), except to the extent that such Person owned 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the sale or disposition and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board.

Section 12. Amendments and Termination.

The Board may amend, alter, or discontinue the Plan but no amendment, alteration or discontinuation shall be made which would impair the rights of an optionee under a Stock Option or a recipient of a Stock Appreciation Right, Restricted Stock award, Deferred Stock award and Cash Bonus Award theretofore granted without the optionee’s or recipient’s consent, or without the approval of the Company’s stockholders, if shareholder approval of the change would be required to comply with Rule 16b-3 or the Code.

The Committee may amend the terms of any Stock Option or other award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any holder without the holder’s consent. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Stock Options or SARs, and further outstanding Stock Options or SARs may not be cancelled in exchange for cash, other awards or Stock Options or SARs with an exercice price that is less than the exercise price of the original Stock Options or SARs without shareholder approval.

Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules, as well as other developments.

Section 13. Unfunded Status of Plan.

It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

Section 14. General Provisions.

(a)	The Committee may require each person purchasing shares pursuant to a Stock Option to represent to and agree with the Company in writing that the optionee or participant is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

All certificates for shares of Stock or other securities delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Commission, any stock exchange upon which the Stock is then listed and any applicable Federal or state securities law, and the

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Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(b)	Nothing contained in this Plan shall prevent the Company, a subsidiary or affiliate from adopting other or additional compensation arrangements for its employees.

(c)	The adoption of the Plan shall not confer upon any employee any right to continued employment nor shall it interfere in any way with the right of the Company, a subsidiary or affiliate to terminate the employment of any employee at any time.

(d)	No later than the date as of which an amount first becomes includible in the gross income of the participant for Federal income tax purposes with respect to any award under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Stock, including Stock that is part of the award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company, its subsidiaries and affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant.

(e)	At the time of grant, the Committee may provide in connection with any grant made under this Plan that the shares of Stock received as a result of such grant shall be subject to a right of first refusal pursuant to which the participant shall be required to offer to the Company any shares that the participant wishes to sell at the then Fair Market Value of the Stock, subject to such other terms and conditions as the Committee may specify at the time of grant.

(f)	The reinvestment of dividends in additional Deferred or Restricted Stock at the time of any dividend payment shall only be permissible if sufficient shares of Stock are available under Section 3 for such reinvestment (taking into account then outstanding Stock Options and other Plan awards).

(g)	The Committee shall establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable in the event of the participant’s death are to be paid.

(h)	The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin.

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BRIGGS & STRATTON CORPORATION P.O. BOX 702 MILWAUKEE, WI 53201-0702

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BRIGGS & STRATTON CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF DIRECTORS AND PROPOSALS 2, 3 AND 4			☐	☐	☐
Vote On Directors
1.	Election of Three Directors:
	Nominees -	01) Robert J. O’ Toole
02) John S. Shiely
03) Charles I. Story

Vote On Proposals								For	Against	Abstain

2.	Ratification of PricewaterhouseCoopers LLP as the company’s independent auditor.							☐	☐	☐

3.	Ratification of the Rights Agreement as amended by the Board of Directors on August 12, 2009.							☐	☐	☐

4.	Approval of amended and restated Briggs & Stratton Corporation Incentive Compensation Plan.							☐	☐	☐

5.	In the discretion of the appointed proxies on any other matters properly brought to a shareholder vote at the meeting, all as set forth in the Notice and Proxy Statement.

You are acknowledging receipt of the Notice and Proxy Statement by submitting your proxy.

Please sign exactly as your name appears, giving your full title if signing as attorney or fiduciary. If shares are held jointly, each joint owner should sign. If a corporation, please sign in full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

			☐	☐

Please indicate if you plan to attend this meeting.			Yes	No

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

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M16465-P83487

BRIGGS & STRATTON CORPORATION PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING OF SHAREHOLDERS - OCTOBER 21, 2009	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints each of JOHN S. SHIELY and ROBERT F. HEATH, with power of substitution, attorneys and proxies, to vote all shares votable by the undersigned at the shareholders’ annual meeting of Briggs & Stratton Corporation and at any adjournments. The meeting will be held in Nashville, TN on October 21, 2009 at 9:00 A.M. Central Daylight Time. My voting directions are on the reverse side of this proxy. I revoke any proxy previously given.

This proxy, when properly executed, will be voted in the manner directed. If no direction is made, the proxy will be voted by the proxies named “FOR” proposals 1, 2, 3 and 4 and in their discretion on any other matters properly brought to a shareholder vote at the meeting.

If the undersigned holds Briggs & Stratton shares in Briggs & Stratton Corporation’s 401(k) Plans or Dividend Reinvestment Plan, this proxy constitutes voting instructions for any shares so held.

(Continued and to be Signed on Reverse Side)